                                                                   EXHIBIT 10.77

                                 EXECUTION COPY







                               PURCHASE AGREEMENT

                                 by and between

        The Williams Companies, Inc., Williams Gas Pipeline Company, LLC, Williams Western Pipeline Company LLC, and Kern River Acquisition, LLC,
                                   as Sellers

                                       and

              MidAmerican Energy Holdings Company, KR Holding, LLC,
                KR Acquisition I, LLC and KR Acquisition 2, LLC,
                                   as Buyers,

                          for the purchase and sale of
                      all general partnership interests of

                      Kern River Gas Transmission Company,
                           a Texas general partnership



                                   Dated as of
                                  March 7, 2002

                                TABLE OF CONTENTS


                                                                                                           Page
                                                                                                           ----

                                   ARTICLE I.
                                SALE AND PURCHASE

SECTION 1.1.          Agreement to Sell and to Purchase                                                       2
SECTION 1.2.          Closing                                                                                 2
SECTION 1.3.          Purchase Price                                                                          2
SECTION 1.4.          Adjustment to Purchase Price                                                            2

                                   ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

SECTION 2.1.          Corporate Organization                                                                  6
SECTION 2.2.          Capitalization; Title                                                                   6
SECTION 2.3.          Subsidiaries and Equity Interests                                                       6
SECTION 2.4.          Validity of Agreement; Authorization                                                    7
SECTION 2.5.          No Conflict or Violation                                                                7
SECTION 2.6.          Consents and Approvals                                                                  7
SECTION 2.7.          Financial Statements                                                                    7
SECTION 2.8.          Absence of Certain Changes or Events                                                    8
SECTION 2.9.          Tax Matters                                                                             8
SECTION 2.10.         Absence of Undisclosed Liabilities                                                      9
SECTION 2.11.         Real and Personal Property; Sufficiency of Assets of the
                      Company                                                                                 9
SECTION 2.12.         Regulatory Matters                                                                     11
SECTION 2.13.         Intellectual Property                                                                  11
SECTION 2.14.         Licenses, Permits and Governmental Approvals                                           14
SECTION 2.15.         Compliance with Law                                                                    14
SECTION 2.16.         Litigation                                                                             15
SECTION 2.17.         Contracts                                                                              15
SECTION 2.18.         Books and Records of the Company                                                       16
SECTION 2.19.         Expansion Projects                                                                     16
SECTION 2.20.         Employee Plans                                                                         16
SECTION 2.21.         Existing Firm Transportation Customers; Expansion
                      Customers                                                                              17
SECTION 2.22.         Insurance                                                                              17
SECTION 2.23.         Transactions with Directors, Officers and Affiliates                                   18
SECTION 2.24.         Environmental; Health and Safety Matters                                               18
SECTION 2.25.         Brokers                                                                                21

                                Table of Contents

                                   (continued)


                                                                                                                Page
                                                                                                                ----

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

SECTION 3.1.                Corporate Organization                                                                21
SECTION 3.2.                Validity of Agreement                                                                 21
SECTION 3.3.                No Conflict or Violation; No Defaults                                                 21
SECTION 3.4.                Consents and Approvals                                                                21
SECTION 3.5.                Brokers                                                                               22
SECTION 3.6.                Financial Ability                                                                     22

                                   ARTICLE IV.
                                    COVENANTS

SECTION 4.1.                Certain Changes and Conduct of Business                                               22
SECTION 4.2.                Access to Properties and Records                                                      24
SECTION 4.3.                Employee Matters                                                                      24
SECTION 4.4.                Consents and Approvals                                                                26
SECTION 4.5.                Further Assurances                                                                    26
SECTION 4.6.                Reasonable Best Efforts                                                               26
SECTION 4.7.                Notice of Breach                                                                      27
SECTION 4.8.                Confidential Information                                                              27
SECTION 4.9.                Non-Solicitation of Clients and Employees                                             27
SECTION 4.10.               Negotiations                                                                          29
SECTION 4.11.               Tax Covenants                                                                         29
SECTION 4.12.               Development of Migration Plan                                                         30
SECTION 4.13.               Guarantees                                                                            31
SECTION 4.14.               Bonds                                                                                 31
SECTION 4.15.               Insurance                                                                             31
SECTION 4.16.               Audited Financial Statements                                                          31
SECTION 4.17.               Master Alliance Agreement                                                             31
SECTION 4.18.               Expansion Projects                                                                    32
SECTION 4.19.               Covenant to Assign                                                                    32
SECTION 4.20.               Manuals                                                                               33
SECTION 4.21.               Trademark License                                                                     33
SECTION 4.22.               Software License                                                                      34

                                ARTICLE V.
                  CONDITIONS TO OBLIGATIONS OF THE BUYERS

SECTION 5.1.                Receipt of Documents                                                                  35
SECTION 5.2.                Representations and Warranties of the Sellers                                         35
SECTION 5.3.                Performance of the Sellers' Obligations                                               35

                                Table of Contents

                                   (continued)


                                                                                                            Page
                                                                                                            ----

SECTION 5.4           Consents and Approvals                                                                 35
SECTION 5.5.          No Violation of Orders                                                                 35
SECTION 5.6.          No Material Adverse Change                                                             36
SECTION 5.7.          Intentionally deleted                                                                  36
SECTION 5.8.          Opinion of Counsel                                                                     36
SECTION 5.9.          Transition Services and Construction Management
                      Agreement                                                                              36
SECTION 5.10.         Resignations                                                                           36
SECTION 5.11.         Seller Parent Stock Purchase                                                           36
SECTION 5.12.         Tax Certificate                                                                        36
SECTION 5.13.         Financial Statements                                                                   37
SECTION 5.14.         Ratings                                                                                37
SECTION 5.15.         Workforce Agreement                                                                    37

                                   ARTICLE VI.
                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

SECTION 6.1.          Representations and Warranties of the Buyers                                           37
SECTION 6.2.          Performance of the Buyers' Obligations                                                 37
SECTION 6.3.          Consents and Approvals                                                                 37
SECTION 6.4.          No Violation of Orders                                                                 38
SECTION 6.5.          Seller Parent Stock Purchase                                                           38
SECTION 6.6.          Opinion of Counsel                                                                     38
SECTION 6.7.          Services Agreement                                                                     38
SECTION 6.8.          Ratings                                                                                38
SECTION 6.9.          Workforce Agreement                                                                    38
SECTION 6.10.         Receipt of Documents                                                                   38

                                  ARTICLE VII.
                           TERMINATION AND ABANDONMENT

SECTION 7.1.          Methods of Termination; Upset Date                                                     38
SECTION 7.2.          Procedure Upon Termination                                                             39

                                  ARTICLE VIII.
                                 INDEMNIFICATION

SECTION 8.1.          Survival                                                                               40
SECTION 8.2.          Indemnification Coverage                                                               40
SECTION 8.3.          Procedures                                                                             42
SECTION 8.4.          Remedy                                                                                 42

                                Table of Contents

                                   (continued)



                                   ARTICLE IX.
                            MISCELLANEOUS PROVISIONS

SECTION 9.1.          Common Facilities                                                                      42
SECTION 9.2.          Publicity                                                                              42
SECTION 9.3.          Successors and Assigns; No Third-Party Beneficiaries                                   43
SECTION 9.4.          Investment Bankers, Financial Advisors, Brokers and
                      Finders                                                                                43
SECTION 9.5.          Fees and Expenses                                                                      43
SECTION 9.6.          Notices                                                                                43
SECTION 9.7.          Entire Agreement                                                                       45
SECTION 9.8.          Waivers and Amendments                                                                 45
SECTION 9.9.          Severability                                                                           45
SECTION 9.10.         Titles and Headings                                                                    45
SECTION 9.11.         Signatures and Counterparts                                                            45
SECTION 9.12.         Enforcement of the Agreement                                                           45
SECTION 9.13.         Governing Law                                                                          46
SECTION 9.14.         Certain Definitions                                                                    46
SECTION 9.15.         Consent to Jurisdiction; Exclusive Forum                                               47

Disclosure Schedules
--------------------

Schedule 1.4              Working Capital
Schedule 2.1              Corporate Organization
Schedule 2.2              Capitalization; Title
Schedule 2.5              No Conflict or Violation
Schedule 2.6              Consents and Approvals
Schedule 2.7              Financial Statements
Schedule 2.8              Absence of Certain Changes or Events
Schedule 2.9              Tax Matters
Schedule 2.10             Absence of Undisclosed Liabilities
Schedule 2.11             Real and Personal Property; Sufficiency of Assets of the Company
Schedule 2.13             Intellectual Property
Schedule 2.14             Licenses, Permits and Governmental Approvals
Schedule 2.15             Compliance with Law
Schedule 2.16             Litigation
Schedule 2.17             Contracts
Schedule 2.19             Expansion Projects
Schedule 2.20             Employee Plans
Schedule 2.21             Existing Firm Transportation Customers; Expansion Customers
Schedule 2.22             Insurance
Schedule 2.23             Transactions with Directors, Officers and Affiliates
Schedule 2.24             Environmental; Health and Safety Matters
Schedule 2.25             Sellers' Brokers
Schedule 3.4              Consents and Approvals
Schedule 3.5              Buyers' Brokers
Schedule 4.1              Certain Changes and Conduct of Business
Schedule 4.12             Development of Migration Plan
Schedule 4.17             Master Alliance Agreement
Schedule 4.18             Expansion Projects
Schedule 5.4              Consents arid Approvals
Schedule 5.7              Discharge of Indebtedness; Release of Liens
Schedule 5.8              Opinion of Counsel
Schedule 5.9              Transition Services and Construction Management Agreement
Schedule 5.10             Resignations
Schedule 5.12             Tax Certificate
Schedule 5.15             Workforce Agreement
Schedule 6.3              Consents and Approvals
Schedule 6.6              Opinion of Counsel
Schedule 8.2              Indemnification Coverage

                             Index of Defined Terms

1935 Act                                                                      11
1Line System                                                                  46
2000 Audited Financial Statements                                              7
2001 Financial Statements                                                      7
2002 Expansion Project                                                        47
2003 Expansion Project                                                        47
Adjusted Holdback Amount                                                       5
affiliate                                                                     46
Agreement                                                                      1
Assigned Assets                                                               13
Audited Financial Statements                                                  37
Base Statement                                                                 2
Base Statement Working Capital                                                 2
Bill of Sale                                                                   2
Bonds                                                                         31
Business Employees                                                            16
Buyer Holdco                                                                   1
Buyer Indemnified Parties                                                     40
Buyer Parent                                                                   1
Buyer1                                                                         1
Buyer2                                                                         1
Buyers                                                                         1
Buyers Savings Plan                                                           25
Cap                                                                           41
CERCLA                                                                        20
Closing                                                                        2
Closing Date                                                                   2
Closing Statement                                                              2
Code                                                                           9
COM                                                                           10
Commitment                                                                    15
Commitments                                                                   Is
Common Facilities                                                             10
Company                                                                        1
Company Customer                                                              28
CPA Firm                                                                       3
Current Assets                                                                 2
Current Liabilities                                                            2
Deductible                                                                    41
Disclosure Schedule Update                                                    27
Employee Plans                                                                16
Encumbrances                                                                   2
Environmental Claim                                                           19
Environmental Costs and Liabilities                                           20
Environmental Law                                                             20

Environmental Permits                                                         18
ERISA                                                                         16
Expansion Certificate                                                          5
Expansion Customers                                                           17
Expansion Projects                                                            46
Fee Property                                                                  10
FERC                                                                           7
Final Closing Statement                                                        3
Financial Statements                                                           7
Firm Transportation Customers                                                 17
Governmental Authority                                                         7
Hazardous Material                                                            20
High Desert Project                                                           46
Holdback Amount                                                                4
Holdback Payment Date                                                          4
Holdco                                                                         1
HSR Act                                                                       26
Intellectual Property                                                         12
Interests                                                                      1
Legal Proceeding                                                              15
LIBOR                                                                          5
License                                                                       14
License Period                                                                33
Licensed Software                                                             34
Licenses                                                                      14
Listed Intellectual Property                                                  12
LLC1                                                                           1
LLC2                                                                           1
Loss                                                                          40
Material Adverse Effect                                                       46
Migration Plan                                                                30
Mixed Information                                                             27
NGA                                                                           11
Notes Indenture                                                               37
Objection                                                                      3
Organizational Documents                                                       6
Permitted Encumbrances                                                        10
Person                                                                        46
Pipeline                                                                      46
Policies                                                                      17
Pre-Closing Tax Period                                                        30
Property Restrictions                                                         10
Protected Information                                                         27
Purchase Price                                                                 2
RAP                                                                            7
RCRA                                                                          20

Real Property                                                                 9
Release                                                                       20
Restricted GTC Employees                                                      25
Review Period                                                                  3
Rights of Way                                                                  9
Securities Act                                                                18
Seller Customer                                                               29
Seller Indemnified Parties                                                    40
Seller Parent                                                                  1
Seller Parent and its Other Subsidiaries                                      27
Seller Plans                                                                  16
Seller Savings Plan                                                           25
Sellers                                                                        1
Sellers Marks                                                                 33
Services Agreement                                                            36
Straddle Period                                                               30
Straddle Tax Return                                                           30
Subsidiary                                                                     6
Tax                                                                            8
Tax Returns                                                                    8
Taxes                                                                          8
Threshold                                                                     41
Transfer Date                                                                 25
Transfer Taxes                                                                30
Transferred Employees                                                         25
Workforce Agreement                                                           37
Working Capital                                                                2

                               PURCHASE AGREEMENT

                  THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 7th day of March, 2002, by and between The Williams Companies, Inc., a Delaware corporation ("Seller Parent"), Williams Gas Pipeline Company, LLC, a Delaware limited liability Company ("Holdco"), Williams Western Pipeline Company LLC, a Delaware limited liability company ("LLC1"), Kern River Acquisition, LLC, a Delaware limited liability company ("LLC2", and together with Seller Parent, Holdco and LLC1, the "Sellers"), MidAmerican Energy Holdings Company, an Iowa corporation ("Buyer Parent"), KR Holding, LLC, a Delaware limited liability company ("Buyer Holdco"), KR Acquisition 1, LLC, a Delaware limited liability company ("Buyer1") and KR Acquisition 2, LLC, a Delaware limited liability company ("Buyer2", and together with Buyer Parent, Buyer Holdco and Buyer1, the "Buyers").

                                   WITNESSETH:

                  WHEREAS, Seller Parent owns 100% of the issued and outstanding limited liability company interests of Holdco; and

                  WHEREAS, Holdco owns 100% of the issued and outstanding limited liability company interests of LLC1 and 100% of the issued and outstanding limited liability company interests of LLC2; and

                  WHEREAS, LLC1 and LLC2 each own 50% of the partnership interests (collectively, the "Interests") of Kern River Gas Transmission Company, a Texas general partnership (the "Company"); and

                  WHEREAS, Buyer Parent owns 100% of the issued and outstanding limited liability company interests of Buyer Holdco; and

                  WHEREAS, Buyer Holdco owns 100% of the issued and outstanding limited liability company interests of Buyer1 and 100% of the issued and outstanding limited liability company interests of Buyer2; and

                  WHEREAS, Buyer1 desires to purchase all of the Interests held by LLC1, and LLC1 desires to sell its Interests to Buyer1, in each case upon the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, Buyer2 desires to purchase all of the Interests held by LLC2, and LLC2 desires to sell its Interests to Buyer2, in each case upon the terms and subject to the conditions set forth in this Agreement; and

                  NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                SALE AND PURCHASE

                  SECTION 1.1. Agreement to Sell and to Purchase. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement: (a) LLC1 shall sell, assign, transfer, convey and deliver all of its Interests, free and clear of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever ("Encumbrances" ), to Buyer, and Buyer shall purchase and accept such Interests from LLC1; and (b) LLC2 shall sell, assign, transfer, convey and deliver all of its Interests, free and clear of any Encumbrances to Buyer2, and Buyer2 shall purchase and accept such Interests from LLC2.

                  SECTION 1.2. Closing. The closings of such sales and purchases of the Interests (together, the "Closing") shall take place at 10:00 A.M., one day after the satisfaction of the conditions contained in Article V and VI (other than those conditions that by their nature are to be fulfilled at Closing), or at such other time and date as the parties hereto shall agree in writing (the "Closing Dale"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, or at such other place as the parties hereto shall agree in writing. At the Closing, the Sellers shall deliver to the Buyers or their designees a duly executed bill of sale, in form and substance reasonably satisfactory to the Buyers and the Sellers, transferring the Interests in the Company (the "Bill of Sale"). In full consideration and exchange for the Interests, (a) Buyer I shall thereupon pay to LLC I one-half of the Purchase Price as provided in Section 1.3 hereof; and (b) Buyer2 shall thereupon pay to LLC2 one-half of the Purchase Price as provided in Section 1.3 hereof. Neither Buyer1 nor Buyer2 shall have any obligation to purchase, nor LLC1 or LLC2 an obligation to sell, any Interests unless all of the Interests are to be sold on the Closing Date.

                  SECTION 1.3. Purchase Price. The aggregate purchase price for the Interests shall be $450,000,000 as adjusted by Section 1.4 (the "Purchase Price").

                  SECTION 1.4. Adjustment to Purchase Price. (a) Schedule 1.4(a) contains a statement prepared by the Sellers setting forth in reasonable detail the amount of Working Capital of the Company as of December 31, 2001 (the "Base Statement"). For purposes of this Agreement, "Working Capital" shall mean Current Assets less Current Liabilities; "Current Assets" shall mean current assets, excluding inventories, materials and supplies and prepaid amounts; and "Current Liabilities" shall mean current liabilities, excluding the current portion of long-term debt and any accounts payable to the Sellers or any of the Sellers' affiliates related to the 1Line System (as defined in Section 9.14). On the Closing Date, the Sellers shall pay to the Buyers $13,702,000, which is the aggregate excess of the Current Liabilities over the Current Assets on the Base Statement and is shown as a negative amount on the Base Statement ("Base Statement Working Capital"). At least three days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyers a statement (the "Closing Statement"), which shall set forth in reasonable detail the amount of Working Capital of the Company as of December 31, 2001 based upon the Audited Financial Statements (as hereinafter defined). The Base Statement shall be prepared in accordance with RAP (as hereinafter defined) and on a basis consistent with the 2001 Financial Statements (as defined in Section 2.7(a), using the same accounting methods, policies, practices. procedures and adjustments as were used in the preparation of the 2001 Financial Statements. The Closing Statement shall be prepared in accordance with RAP and on a basis consistent with the 2001 Financial Statements and the Audited Financial Statements, using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the 2001 Financial Statements and the Audited Financial Statements.

                  (b) The Buyers shall have 20 days to review the Closing Statement and to inform the Sellers in writing of any disagreement (the "Objection") which they may have with the Closing Statement. If the Sellers do not receive the Objection within such 20-day period, the amount of Working Capital set forth on the Closing Statement delivered pursuant to Section 1.4(a) shall be deemed to have been accepted by the Buyers and shall become the Final Closing Statement. If the Buyers do timely deliver an Objection to the Sellers, the Sellers shall then have 20 days from the date of receipt (the "Review Period") to review and respond to the Objection. The Buyers and the Sellers shall attempt in good faith to resolve any disagreements with respect to the determination of the Working Capital of the Company as of December 31, 2001. If they are unable to resolve all of their disagreements with respect to the determination of Working Capital of the Company as of December 31, 2001, within 10 days following the expiration of the Sellers' Review Period, they may refer, at the option of either the Buyers or the Sellers, their differences to Price Waterhouse Coopers, or if Price Waterhouse Coopers declines to accept such engagement, to an internationally recognized firm of independent public accountants selected jointly by the Buyers and the Sellers, who shall determine only with respect to the differences so submitted, whether and to what extent, if any, the amount of Working Capital of the Company as of December 31, 2001 set forth in the Closing Statement requires adjustment. If the Buyers and the Sellers are unable to so select the independent public accountants within five days of Price Waterhouse Coopers declining to accept such engagement, either the Buyers or the Sellers may thereafter request that the American Arbitration Association make such selection (as applicable, Price Waterhouse Coopers, the firm selected by the Buyers and the Sellers or the firm selected by the American Arbitration Association is referred to as the "CPA Firm"). The Buyers and the Sellers shall direct the CPA Firm to use its reasonable best efforts to render its determination within 30 days. The CPA Firm's determination shall be conclusive and binding upon the Buyers and the Sellers. The fees and disbursements of the CPA Firm shall be shared equally by the Buyers and the Sellers. The Buyers and the Sellers shall make readily available to the CPA Firm all relevant books and records relating to the determination of Working Capital and all other items reasonably requested by the CPA Firm. The Closing Statement as agreed to by the Buyers or the Sellers or as determined by the CPA firm shall be referred to as the "Final Closing Statement."

                  (c) Within three business days after the Closing Statement becomes the Final Closing Statement, if Working Capital on the Final Closing Statement exceeds Base Statement Working Capital, the Buyers shall pay such excess to the Sellers, or if Base Statement Working Capital exceeds Working Capital on the Final Closing Statement, the Sellers shall pay such excess to the Buyers. All amounts payable under this Section 1.4(c) shall be paid within three business days of determination of the Final Closing Statement by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by the recipient not less than one business day before such payment.

                   (d) At Closing, the Sellers shall pay to the Buyers an aggregate cash amount equal to any dividends or distributions made by the Company after December 31, 2001 and through the Closing.

                  (e) On the Holdback Payment Date (as defined in Section 1.4(i)), the Buyers or the Company shall pay to the Sellers an aggregate cash amount equal to any inter-company accounts payables and any inter-company notes payables in each case of the Company, outstanding on the Closing Date; provided, however, that any payables in accordance with The Williams Companies, Inc. Federal and State Tax Allocation Procedure as of May 1, 1995 or any other agreement or contractual arrangement attributable to Federal, state or local income Taxes related to taxable income of the Company for any period after December 31, 2001 shall be excluded from the payment required pursuant to this
Section 1.4(e).

                  (t) On the Holdback Payment Date, the Sellers or the Sellers' affiliates shall pay to the Company an aggregate cash amount equal to any inter-company accounts receivables and any inter-company notes receivables, in each case of the Company, outstanding on the Closing Date.

                  (g) Prior to the Closing Date, the Sellers shall pay to the Company an amount equal to any amounts paid by the Company to the Sellers or any of the Sellers' affiliates after December 31, 2001 and prior to the Closing Date for the accounts payable to the Sellers or any of the Sellers' affiliates related to the 1Line System reflected in the Audited Financial Statements and any remaining payable to the Sellers or any of the Sellers' affiliates related to the 1Line System shall be cancelled. The Sellers shall separately pay to the Buyers any amounts paid by the Company prior to December 31, 2001 for the I Line System.

                  (h) The Sellers shall pay to the Buyers at Closing $11.5 million which represents $6 million for the portion of the January capital expenditures for the 2003 Expansion Project agreed to be reimbursed and $5.5 million for certain payments pursuant to the Workforce Agreement, as defined in
Section 5.15.

                  (i) (A) If the Expansion Certificate (as defined below) has not been issued by FERC on or prior to the 30th day after the Closing Date, then on the next business day following such 30th day (the "Holdback Payment Date")
(i) LLC1 shall pay to Buyer1 an amount of cash equal to one-half of the Holdback Amount, and (ii) LLC2 shall pay to Buyer2 an amount of cash equal to one-half of the Holdback Amount. All amounts payable under this Section 1 .4(i)(A) shall be paid by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by Buyers not less than one business day before such payment. For purposes of this Agreement "Holdback Amount" shall mean $32,500,000.

                  (B) If LLC 1 and LLC2 are required to make a payment pursuant to Section 1 .4(i)(A) then, within three business days of the issuance by FERC of the Expansion Certificate, (i) Buyer1 shall pay LLC1 an amount of cash equal to one-half of the Adjusted Holdback Amount (as defined below), plus interest accruing on such Adjusted Holdback Amount at

LIBOR from the Holdback Payment Date up and through the date Buyer1 makes such payment and (i) Buyer2 shall pay to LLC2 an amount of cash equal to one-half of the Adjusted Holdback Amount, plus interest accruing on such Adjusted Holdback Amount at LIBOR from the Holdback Payment Date up and through the date Buyer2 makes such payment. The interest referred to in this paragraph is a per annum interest rate and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All amounts payable under this Section 1.4(i)(5) shall be paid by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by the Sellers not less than one business day before such payment. For purposes of clarity, if the Expansion Certificate is issued by FERC on or after February 1, 2003 then Buyer1 and Buyer2 shall not be obligated to make any payment under this Section 1.4(i)(B).

                           (C) For purposes of this Section 1.4(i), the following terms shall have the following meanings:

                  "Adjusted Holdback Amount" shall mean (i) $32,500,000 if the Expansion Certificate is issued by FERC prior to August 1, 2002, (ii) $27,625,000 if the Expansion Certificate is issued by FERC on or after August 1, 2002 and prior to September 1, 2002, (iii) $22,750,000 if the Expansion Certificate is issued by FERC on or after September 1, 2002 and prior to October 1, 2002, (iv) $17,875,000 if the Expansion Certificate is issued by FERC on or after October 1, 2002 and prior to November 1, 2002, (v) $13,000,000 if the Expansion Certificate is issued by FERC on or after November 1, 2002 and prior to December 1, 2002, (vi) $8,125,000 if the Expansion Certificate is issued by FERC on or after December 1, 2002 and prior to January 1, 2003, (vii) $3,250,000 if the Expansion Certificate is issued by FERC on or after January 1,2003 arid prior to February 1, 2003, and (viii) $0 if the Expansion Certificate is issued by FERC on or after February 1, 2003.

                  "Expansion Certificate" shall mean a certificate of public necessity and convenience in the Matter of Kern River Gas Transmission Company, Docket No. CP0l-422, authorizing the Company to construct and operate the additional facilities needed to expand its transportation capacity as described in the Application for Certificate of Public Convenience and Necessity filed by the Company in such proceeding and provided that such certificate does not contain any terms or conditions that would materially adversely affect the ability of the Company to construct, own and operate the expansion facilities as contemplated by the parties as of the date of this Agreement.

                  "LIBOR" shall mean the average 30-day daily closing London Interbank Offered Rate in effect on the dates between the Holdback Payment Date and the date the Adjusted Holdback Amount is paid.

                  (j) The Buyers will have the right to dispute all amounts calculated by the Sellers in Sections 1.4(d), 1.4(e), 1.4(1) and 1.4(g) (other than such amounts which were outstanding on December 31, 2001) using similar dispute resolution provisions described in Section 1.4(b).

                                   ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  The Sellers hereby jointly and severally represent and warrant as follows:

                  SECTION 2.1. Corporate Organization. The Company is a general partnership duly organized and validly existing under the laws of Texas. Each of the Sellers is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. The Company and each of its Subsidiaries (as defined below) have all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own their respective properties and assets and to conduct their businesses as now conducted, except for immaterial failures to have such licenses, authorizations, permits, consents and approvals. The Company and each of its Subsidiaries are duly qualified to do business as a foreign entity and are in good standing in every jurisdiction where the character of the properties owned or leased by them or the nature of the business conducted by them makes such qualification necessary, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect (as defined in Section 9.14). Schedule 2.1 sets forth all of the jurisdictions in which the Company and its Subsidiaries are qualified to do business. Copies of the Organizational Documents of the Company and each of its Subsidiaries with all amendments thereto to the date hereof, have been furnished by the Sellers to the Buyers or their representatives, and such copies are accurate and complete as of the date hereof. "Organizational Documents" shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

                  SECTION 2.2. Capitalization; Title. All of the outstanding partnership interests of the Company are owned of record and beneficially by LLC1 and LLC2. All of the outstanding limited liability company interests of each of LLC1 and LLC2 are owned of record and beneficially by a wholly-owned subsidiary of the Seller Parent. All of the Interests have been duly authorized and validly issued. Except for this Agreement and as set forth on Schedule 2.2, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire the Interests. There are no voting trusts or other agreements or understandings to which any of the Sellers or the Company is a party with respect to the voting of the Interests. There is no indebtedness of the Company having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding obligations of any person to repurchase, redeem or otherwise acquire outstanding Interests or any securities convertible into or exchangeable for any Interests. LLC 1 and LLC2 have valid and marketable title to the Interests and the sale and transfer of the Interests by LLC1 and LLC2 to Buyer1 and Buyer2 hereunder will transfer title to the Interests to such buyers free and clear of any Encumbrances.

                  SECTION 2.3. Subsidiaries and Equity Interests. The Company has no Subsidiaries except Kern River Funding Corp. and does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other person.

"Subsidiary" shall mean, with respect to the Company, any person of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its other Subsidiaries or (b) the Company or any other Subsidiary is a general partner (excluding any such partnership where the Company or any Subsidiary of such party does not have a majority of the voting interest in such partnership). The Company or any Subsidiary does not have any rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another person.

                  SECTION 2.4. Validity of Agreement; Authorization. The Sellers have the power to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement and the performance of their obligations hereunder have been duly authorized by the Management Committees of LLC1, LLC2 and Holdco and the Board of Directors of Seller Parent, and no other proceedings on the part of the Sellers are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Sellers and constitutes the Sellers' valid and binding obligation enforceable against the Sellers in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

                  SECTION 2.5. No Conflict or Violation. Except as set forth on
Schedule 2.5, the execution, delivery and performance by the Sellers of this Agreement does not and will not: (a) violate or conflict with any provision of the Organizational Documents of the Sellers; (b) materially violate any applicable provision of a material law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any foreign, federal, tribal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority ("Governmental Authority"); (c) materially violate, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement trust indenture or other material agreement or instrument to which the Sellers, the Company, or any of its Subsidiaries are a party or by which any of them is bound or to which any of their respective properties or assets is subject; or (d) result in the creation or imposition of any Encumbrance except Permitted Encumbrances upon any of the properties or assets of the Company or any of its Subsidiaries.

                  SECTION 2.6. Consents and Approvals. Except as set forth on
Schedule 2.6, no material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other person (on the part of the Sellers or the Company), is required as a condition to the execution and delivery of this Agreement by the Sellers or the performance of the Sellers' obligations hereunder.

                  SECTION 2.7. Financial Statements. (a) The Sellers have heretofore furnished to the Buyers copies of the unaudited balance sheet of the Company as of December 31, 2001, together with the related statements of income, partners' equity and cash flow for the period then ended and the notes thereto ("2001 Financial Statements" or the "Financial Statements"). Except as set forth on Schedule 2.7(a), the 2001 Financial Statements, including the notes thereto: (i) were prepared in accordance with the accounting principles ("]RAF') prescribed or permitted by the Federal Energy Regulatory Commission ("FERC") applied on a consistent basis with the audited balance sheet of the Company as of December 31, 2000, together with the related statements of income, partners' equity and cash flow for the period then ended and the notes thereto ("2000 Audited Financial Statements"); (ii) present fairly in all material respects the consolidated financial position, results of operations and changes in cash flow of the Company as of such date and for the period then ended (subject to normal year-end audit adjustments consistent with prior periods); and (iii) are complete and correct in all material respects, and have been prepared based upon the books of account and records of the Company.

                  (b) The Audited Financial Statements, including the notes thereto: (i) will be prepared in accordance with RAP applied on a consistent basis with the 2000 Audited Financial Statements; (ii) will present fairly in all material respects the consolidated financial position, results of operations and changes in cash flow of the Company as of such date and for the period then ended; and (iii) will be complete and correct in all material respects, and will be prepared based upon the books of account and records of the Company.

                  SECTION 2.8. Absence of Certain Changes or Events. Except as set forth in Schedule 2.8. since December 31, 2001, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and neither the Company nor any of its Subsidiaries has taken any of the actions described in Section 4.l(a)(i) through (xviii), except in connection with entering into this Agreement. Since December 31, 2001 there has not been:

                  (a) Destruction of, damage to, or loss of, any material asset of the Company or any Subsidiary (whether or not covered by insurance);

                  (b) Any material citation received, or to the Sellers' knowledge, any other citation received by the Company, the Sellers or any Subsidiary for any violations of any act, law, rule, regulation, or code of any Governmental Authority related to the activities or business of the Company or any of its Subsidiaries; or

                  (c) Other event or condition of any character that has had, or would reasonably be expected to have, a Material Adverse Effect.

                  SECTION 2.9. Tax Matters. (a) For purposes of this Agreement, "Tax Returns" shall mean returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority. For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all Federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

                  (b) Except as disclosed on Schedule 2.9. (i) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith inappropriate proceedings), (iv) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith in appropriate proceedings, has been provided for on the financial statements of the Company in accordance with RAP; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any material Tax or material Tax assessment, nor is any claim for additional material Tax or material assessment asserted by any Tax authority; (vi) since January 1, 1998, no written claim has been made by any Tax authority in a jurisdiction where the Company (or the Sellers with respect to the Company) does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Sellers' knowledge is any such assertion threatened in writing; (vii) the Company has no outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (ix) each of LLC1, LLC2 and the Company have been disregarded entities for Federal income tax purposes for all taxable periods beginning January 1, 2001 through and including the Closing Date; (x) Seller Parent is not a "foreign person" within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended (the "Code"); (xi) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xii) the Company has withheld and paid all material Taxes required to be withheld by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  SECTION 2.10. Absence of Undisclosed Liabilities. Except as disclosed on Schedule 2.10, the Company and its Subsidiaries have no material, individually or in the aggregate, indebtedness or liability, absolute or contingent, direct or indirect, which is not shown or provided for on the consolidated balance sheets of the Company included in the 2001 Financial Statements other than liabilities incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in default) since December 31, 2001.

                  SECTION 2.11. Real and Personal Property; Sufficiency of Assets of the Company. (a) (i) Except as Set forth on Schedule 2.11(a)., the Company or one of its Subsidiaries owns marketable fee title to, or holds a valid leasehold, interest in or right-of-way easement (collectively, the "Rights of Way") through, all real property ("Real Property") used or necessary for the conduct of the Company's and its Subsidiaries' business as it is presently conducted and as the Company's and its Subsidiaries' business is proposed to be conducted in connection with the 2002 Expansion Project, including, without limitation, all real property required for the construction, operation and maintenance of the Pipeline and have good and valid title to all of the material tangible assets and properties which they own and which are reflected on the 2001 Financial Statements (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the 2001 Financial Statements), (ii) Schedule 2.11(a) sets forth a summary of types of the Rights of Way obtained or to be obtained for the High Desert Project and the 2003 Expansion Project, and (iii) all such Real Property, assets and properties (other than Rights of Way) are owned or leased free and clear of all Encumbrances, except for (A) Encumbrances set forth on Schedule 2.11 (p), (B) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (C) Encumbrances to secure indebtedness reflected on the 2001 Financial Statements, (D) Encumbrances which will be discharged on or prior to the Closing Date, (E) Rights of Way, written agreements, laws, ordinances and regulations affecting building use and occupancy or reservations of interest in title (collectively, "Property Restrictions") imposed or promulgated by law or any Governmental Authority with respect to Real Property, including zoning regulations, provided they do not materially adversely affect the current use of the applicable Real Property or the use proposed in connection with the Expansion Projects, (F) mechanics', carriers', workmen's and repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which do not materially detract from the value of or materially interfere with the present use or the use proposed in connection with the Expansion Projects of any Real Property subject thereto or affected thereby and which have arisen or been incurred in the ordinary course of business and (G) Encumbrances that do not materially detract from the value or materially interfere with the present use of the asset subject thereto or the proposed use of the asset in connection with the Expansion Projects (clauses (A) through (G) above referred to collectively as "Permitted Encumbrances"). Schedule 2.11(a) sets forth a list of all Real Property which the Company or one of its Subsidiaries owns in fee (such Real Property, "Fee Property") and all Rights of Way owned by the Company or one of its Subsidiaries. Except as set forth in Schedule 2.11(a), to the Company's knowledge its interests in (1) the Fee Property are exclusive, indefeasible and perpetual and (2) all Rights of Way are perpetual.

                  (b) There are no material structural defects relating to any of the improvements to the Real Property and all tangible assets and property owned or used by the Company or any of its Subsidiaries are in good operating condition, ordinary wear and tear excepted. To the Company's knowledge, all improvements to the real property owned or used by the Company or any of its Subsidiaries do not encroach in any respect on property of others (other than encroachments that would not materially impair the operations of the Company and its Subsidiaries).

                  (c) Except as set forth on Schedule 2.11(c), and except for Intellectual Property, the assets owned or licensed by the Company and its Subsidiaries constitute all of the assets, properties and rights customarily used by the Sellers, the Sellers' affiliates, the Company and the Subsidiaries to conduct the business of the Company and its Subsidiaries and the operation of its Pipeline as currently conducted.

                  (d) The Company has good and valid title to at least a 63.6% tenancy-in-common interest in the assets comprising a certain jointly owned segment of the Pipeline in California

(the "Common Facilities") extending from Daggett, California to Bakersfield, California and the real estate associated therewith. After completion of the 2003 Expansion Project and pursuant to the Construction Operation and Maintenance Agreement (the "COM") by and among the Company, Mojave Pipeline Company and Mojave Pipeline Operation Company, dated August 29, 1989, as amended November 30, 1990, November 1, 1993, May 30, 1995, March 27, 1996, November 27,
1996 and March 29, 1999, the Company will (i) have good and valid title to a greater percentage interest in such Common Facilities than its current percentage which percentage interest will be determined upon final determination of the 2003 Expansion capital costs, (ii) be entitled to the exclusive use of the incremental Theoretical Capacity (as defined in the COM) resulting from the construction of the 2003 Expansion Project and (iii) be entitled to all revenues arising from the provision of transportation services associated with its marketing of such expanded capacity.

                  (e) Except as set forth on Schedule 2.11(e), there is no pending or, to the Sellers' knowledge, threatened condemnation of any part of the Real Property by any Governmental Authority which would materially adversely affect the Company's (or its Subsidiaries') current use of the applicable Real Property.

                  (f) With respect to those assets assigned to the Company or the Buyers pursuant to Section 4.19, the Sellers and the Sellers' affiliates own all right, title and interest in and to, or have valid and enforceable right to use all equipment (including, without limitation, computer hardware, servers, routers and PBX equipment) set forth on Schedule 2.11(c), free and clear of all material Encumbrances (other than Permitted Encumbrances), and (ii) all such equipment is in good operating condition, ordinary wear and tear excepted.

                  SECTION 2.12. Regulatory Matters. The Company is a "Natural Gas Company" as that term is defined in Section 2 of the Natural Gas Act ("NGA"). The Company is not a "public utility company," "holding company" or "subsidiary" or "affiliate" of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935 (the "1935 Act"). The Company is in material compliance with all provisions of the NGA and all rules and regulations promulgated by FERC pursuant thereto. The Company is in material compliance with all orders issued by FERC that pertain to all terms and conditions and rates charged for services. No approval of (i) the Securities and Exchange Commission under the 1935 Act or (ii) FERC under the NGA or the Federal Power Act is required in connection with the execution of this Agreement by the Sellers or the transaction contemplated hereby with respect to the Sellers.

                  SECTION 2.13. Intellectual Property. (a) Except as set forth on Schedule 2.13(a), the Company or its Subsidiaries own all right, title and interest in and to, or have a valid license (enforceable by the Company or its Subsidiaries in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles)) or other rights to use (other than through the Sellers or their affiliates), all the material Intellectual Property used by the Company, its Subsidiaries, the Sellers or the Sellers' affiliates in connection with the Company's business, which Intellectual Property represents all material intellectual property rights (i) used by the Company, its Subsidiaries, the Sellers or the Sellers' affiliates to conduct the business of the Company and its Subsidiaries and the operation of its Pipeline as currently conducted or (ii) owned or licensed by the Company, its Subsidiaries, the Sellers or the Sellers' affiliates and intended to be used in connection with the Expansion Projects. All Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of material Encumbrances other than Permitted Encumbrances. The Company and its Subsidiaries are in compliance in all material respects with their contractual obligations relating to the protection of such of the Intellectual Property they use pursuant to material licenses or other material agreements. To the Sellers' knowledge, there are no material conflicts with or infringements of any material Intellectual Property owned by the Company or its Subsidiaries by any third party. To the Sellers' and the Sellers' affiliates' knowledge, the conduct of the business of the Company and its Subsidiaries as conducted does not conflict with or infringe any intellectual property or other proprietary right of any third party. Neither (a) the Intellectual Property owned by the Company nor (b) the Licensed Software, as of the date of delivery, infringes any intellectual property or other proprietary rights of any third party. There is no claim (in writing), suit, action or proceeding pending or, to the knowledge of the Sellers or the Sellers' affiliates or the Company or its Subsidiaries, threatened against the Company or its Subsidiaries: (i) alleging any conflict or infringement with any third party's intellectual property or other proprietary rights; or (ii) challenging the Company's or any Subsidiary's ownership or use of, or the validity or enforceability of, any material Intellectual Property. The consummation of the transactions contemplated hereby will not alter or impair any material Intellectual Property. As used herein, "Intellectual Property" shall mean all of the following, to the extent owned or used by the Company or its Subsidiaries in the business of the Company or its Subsidiaries as of the Closing Date: (i) trademarks and service marks, logos, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula, methodology, research and development, business methods, processes, technology, and patent applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the Company's and its Subsidiaries' right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data), mask works or other works and applications or registrations in any jurisdiction for the foregoing; (v) database rights; and (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto and all items in clauses (i) - (v) above to the extent used in connection with or contained in all versions of the Company's or any Subsidiary's Web sites.

                  (b) Schedule 2.13(b) sets forth a complete and current list of all copyright and trademark applications and registrations and patent applications and issued patents and material unregistered trademarks and copyrights owned by the Company or its Subsidiaries ("Listed Intellectual Property"). All Listed Intellectual Property is valid, subsisting, unexpired and all renewal fees and other maintenance fees that have fallen due on or prior to the date of this Agreement have been paid. Except as listed in Schedule 2.13(b), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

                  (c) Schedule 2.13(c) sets forth a complete list of all material agreements relating to the Intellectual Property or to the right of the Company or any of its Subsidiaries to use the proprietary rights of any third party excluding "shrink-wrap" and "off-the-shelf" software and any agreement, in each case, with a replacement cost of less than $500. Each agreement set forth on Schedule 2.13(c) is valid, binding and enforceable by the Company or its Subsidiaries (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles) in accordance with its terms on the date of this Agreement. The Company and each Subsidiary, as the case may be, have performed all material obligations required to be performed by them under, and are not in material default or breach of, any agreement set forth in Schedule 2.13(c), and no event has occurred, which with due notice or lapse of time or both, would constitute such a material default by the Company or its Subsidiaries. To the knowledge of the Sellers and the Company, (1) no other party to any agreement set forth in
Schedule 2.13(c) is in material default thereof, and (2) no event has occurred which, with due notice or lapse of time or both, would constitute such a material default by such other party.

                  (d) To the extent a representation or warranty is set forth in this Section 2.13 and the same subject matter is covered in another representation or warranty in this Agreement (other than with respect to the representation regarding Licensed Software in Section 4.22), the provisions concerning such subject matter in this Section 2.13 shall govern.

                  (e) To the Sellers' knowledge, the Company and its Subsidiaries each take reasonable measures to protect the confidentiality of their trade secrets. To the Sellers' knowledge, (i) none of the material Intellectual Property has been used, disclosed or appropriated to the detriment of the Company or any of its Subsidiaries for the benefit of any third party; and (ii) no employee, independent contractor or agent of the Company or any Subsidiaries has misappropriated any material trade secrets or other material confidential information of any third party in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or any of its Subsidiaries.

                  (f) With respect to intellectual property assets to be assigned to the Company or the Buyers from the Sellers or Seller's affiliates pursuant to Section 4.19 (the "Assigned Assets"):

                           (i) The Sellers and the Sellers' affiliates are in
compliance in all material respects with their material contractual obligations. To the Sellers' knowledge, there are no material conflicts with or infringements by any third party of any Assigned Assets owned by the Sellers or the Sellers' affiliates. The Assigned Assets owned by the Sellers and the Sellers' affiliates do not infringe any intellectual property or other proprietary rights of any third party;

                           (ii) There is no claim (in writing), suit, action or
proceeding pending or, to the knowledge of the Sellers or the Sellers' affiliates, threatened against Sellers or the Sellers' affiliates challenging the Sellers' or the Sellers' affiliates' ownership or use of, or the validity or enforceability of, any Assigned Assets; and

                           (iii) Neither the Sellers nor any of their affiliates
will be, as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any agreement set forth in Schedule 2.13(a). Each Assigned Asset that is a license or other agreement is valid, binding and enforceable against the parties thereto in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles). The Sellers and the Sellers' affiliates, as the case may be, have performed all material obligations to be performed by them under, and are not in material default or breach of any Assigned Asset that is a license or an agreement and no event has occurred, which with due notice or lapse of time or both, would constitute such a material default by the Sellers or the Sellers' affiliates. To the knowledge of the Sellers and the Sellers' affiliates, no other party to any Assigned Asset is in material default thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default by such other party.

                  SECTION 2.14. Licenses, Permits and Governmental Approvals.
(a) Schedule 2.14(a) sets forth a true and complete list of all material licenses, permits, certificates, franchises, authorizations and approvals issued or granted to the Company and any Subsidiary by any Governmental Authority (including the date issued or applied for and the dates of any amendments thereto) (each a "License" and, collectively, the "Licenses") necessary for the conduct of its business presently and as proposed to be conducted in connection with the Expansion Projects. Schedule 2.14(a) also sets forth a true and complete list of all pending applications for Licenses necessary for the conduct of the Company's business as proposed to be conducted in connection with the Expansion Projects. Each License (other than Licenses proposed to be obtained in connection with the Expansion Projects) has been issued to, and duly obtained and fully paid for by, the holder thereof and is valid, in full force and effect, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect.

                  (b) In the case of Licenses that have been applied for but not yet granted, all necessary applications have been made in a timely fashion and the Company has no knowledge as to why any License that has been applied for but not yet granted (as indicated on Schedule 2.14(a)), will not be obtained without undue burden and in form and substance to permit the continued lawful conduct of the Company's business during construction of the Expansion Projects and in connection with the operation of the Expansion Projects. No License will in any way be cancelled or suspended or required to be modified (other than in a ministerial manner) as a result of, or terminate or lapse by reason of, the execution, delivery and performance of this Agreement by the Sellers.

                  SECTION 2.15. Compliance with Law. Except as relates to Tax matters (which are provided for in Section 2.9), regulatory matters (which are provided for in Section 2.12), or environmental, health and safety matters (which are provided for in Section 2.24) and except as set forth on Schedule 2.15, the operations of the Company and each Subsidiary have been conducted in material compliance since January 1, 2000 with all applicable material laws, licenses, regulations, orders and other material requirements of all Governmental Authorities having jurisdiction over the Company and any Subsidiary arid their assets, properties and operations. Except as relates to Tax matters (which are provided for in Section 2.9), regulatory matters (which are provided for in Section 2.12) or environmental, health and safety matters (which are provided for in Section 2.24), neither the Sellers, nor the Company or any Subsidiary have received written notice of any material violation of any such law, license, regulation, order or other legal requirement, or are in material default with respect to any material order, writ, judgment, award, injunction or decree of any Governmental Authority, applicable to the Company, the Subsidiaries or any of their assets, properties or operations. Neither the Sellers, nor the Company or any Subsidiary have knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) or the terms of any such license that would materially adversely affect the transactions contemplated by this Agreement or materially adversely affect all or a substantial part of the assets or the businesses of the Company and the Subsidiaries, individually or in the aggregate, or the Expansion Projects.

                  SECTION 2.16. Litigation. Except as set forth on Schedule 2.16, as of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the Sellers or the Company and its Subsidiaries, threatened against or involving any Seller, the Company or any Subsidiary that, individually or in the aggregate, are reasonably likely to (a) have a Material Adverse Effect or
(b) materially impair or delay the ability of the Sellers to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 2.16, as of the date hereof, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any Seller, the Company or any Subsidiary that, individually or in the aggregate, would have any effect referred to in the foregoing clauses
(a) and (b). "Legal Proceeding" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority.

                  SECTION 2.17. Contracts. Except for Commitments (as defined below) listed on Schedule 2.13 or Schedule 2.20, Schedule 2.17 sets forth (subject to the dollar amount limitations of clauses (b) or (c) below) a true and complete list of the following contracts, agreements, instruments and commitments to which the Company or any Subsidiary is a party or otherwise relating to or affecting any of their assets, properties or operations whether written or oral: (a) other than those that are immaterial, any contracts, agreements and commitments not made in the ordinary course of business; (b) contracts calling for payments by the Company of amounts greater than $200,000;
(c) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures and promissory notes and similar documents relating to the borrowing of money or for lines of credit in any case for amounts in excess of $200,000; (d) agreements with respect to the sharing or allocation of taxes or tax costs; (e) agreements for the sale of any material assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any material assets, property or rights; (f) documents granting any power of attorney with respect to the material affairs of the Company or any Subsidiary; (g) suretyship contracts, performance bonds, working capital maintenance, support agreements, contingent obligation agreements or other forms of guaranty agreements; (h) other than those that are immaterial, any contracts or commitments limiting or restraining the Company or any Subsidiary from engaging or competing in any lines of business or with any person; (i) other than those that are immaterial, partnership or joint venture agreements; (j) shareholder agreements or agreements relating to the issuance of any securities of the Company or any Subsidiary or the granting of any registrations rights with respect thereto; and (k) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment"). Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. The Company and each Subsidiary, as the case may be, have performed in all material respects all obligations required to be performed by them under, and are not in material default or breach of in respect of, any Commitment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers and the Company or any of its Subsidiaries, no other party to any Commitment is in default in any material respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Sellers have made available to the Buyers or their representatives true and complete originals or copies of all the Commitments and a copy of every material default notice received by the Sellers or the Company or any of its Subsidiaries during the past one year with respect to any of the Commitments.

                  SECTION 2.18. Books and Records of the Company. The books of account, minute books, record books, and other records of the Company and each Subsidiary, all of which have been made available to the Buyers or their representatives, are complete and correct in all material respects.

                  SECTION 2.19. Expansion Projects. (a) The capital expenditures set forth on Schedule 2.1 9(a) hereto are reasonably expected to be sufficient to maintain the Company's existing facilities in good working order through December 31, 2002.

                  (b) The Construction Budgets and Schedules of the respective Expansion Projects are attached hereto as Schedule 2.19(b) and have been prepared by the Company in good faith and based upon assumptions that are believed to be reasonable, and the Sellers have no knowledge of any fact or circumstance that will or is reasonably likely to cause the Expansion Projects not to be completed in accordance with such Construction Budgets and Schedules.

                  SECTION 2.20. Employee Plans. (a) The Company does not sponsor or maintain, and at any time during the past five years has not sponsored or maintained, any "employee benefit plan," as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral ("Employee Plans" ), in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees of the Company. As of the Closing Date, the Company will have no obligation or liability under any Employee Plans. Schedule 2.20(a) sets forth a true and complete list of all Employee Plans which cover, are maintained for the benefit of, or relate to any or all employees of the Sellers who are assigned to the business of the Company (the "Business Employees," and such Employee Plans hereinafter referred to as the "Seller Plans").

(b) The Company has no current employees, and no present or contingent liability to any former employees. Schedule 2.20(b) sets forth a true and complete list showing the names of all Business Employees. There are no contracts, agreements, plans or arrangements covering any Business Employee with "change of control" or similar provisions that would be triggered as a result of the consummation of this Agreement or the Stock Purchase Agreement dated of even date herewith between Seller Parent and Buyer Parent or that could otherwise result in liability to the Company. To the Sellers' and the Company's knowledge, no Business Employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's efforts to promote the interests of the Company or the Buyers or that would conflict with the Company's business as conducted or proposed to be conducted. Except for those employees who are eligible for early retirement benefits, neither the Sellers nor the Company have received notice from any officer of the Company or its Subsidiaries or key Business Employee or group of Business Employees, that such person(s) intends to terminate their employment.

                  SECTION 2.21. Existing Firm Transportation Customers; Expansion Customers. (a) Schedule 2.21(a) sets forth a complete and correct list of existing firm transportation customers of the Pipeline during the last fiscal year ("Firm Transportation Customers") and the amount of business done with each Firm Transportation Customer in such year. As of the date of this Agreement, except as set forth on Schedule 2.21(a), (i) the Company is not engaged in any material dispute with any Firm Transportation Customer; (ii) there has been no material adverse change in the business relationship of the Company with any Firm Transportation Customer since January 1,2001; and (iii) no Firm Transportation Customer has proposed in writing any material adverse modification or change in the business relationship with the Company. Except as disclosed on Schedule 2.2 1(a), since January 1,2001, the Company has not at any time delivered to, or received from, any Firm Transportation Customer any formal written notice or written allegation of a default or breach with respect to any agreement, contract or other arrangement and none of such Firm Transportation Customers has, or, to the Sellers' knowledge, intends to terminate or not exercise any option to renew or otherwise change significantly its relationship with the Company.

                  (b) Schedule 2.21(b) sets forth a complete arid correct list of the expansion customers for the Expansion Projects ("Expansion Customers"). As of the date of this Agreement, the Expansion Customers set forth on Schedule 2.21(b) have signed, valid and enforceable firm transportation service agreements or precedent agreements.

                  SECTION 2.22. Insurance. (a) Schedule 2.22 sets forth a true and complete list of all policies of property and casualty insurance, including crime insurance, liability and casualty insurance, property insurance, business interruption insurance, workers' compensation, excess or umbrella liability insurance and any other type of property and casualty insurance insuring the properties, assets, employees and/or operations of the Company or any Subsidiary (collectively, the "Policies"). Upon request, the Sellers will make available to the Buyers certificates of insurance and insurance summaries from the insurance broker evidencing the existence of the Policies. All premiums payable under such Policies have been paid in a timely manner and the Company has complied fully with the terms and conditions of all such Policies.

                  (b) Except as set forth on Schedule 2.22, all such Policies are in full force and effect and except as provided in Section 4.15, coverage of the Company and its Subsidiaries under the Policies will terminate upon the Closing Date. The Sellers shall use their reasonable best efforts to cause the Company and its Subsidiaries to maintain the coverage under all Policies (or replacements thereof for Policies expiring prior to the Closing Date) in full force and effect through the Closing Date. Neither the Company nor any Subsidiary is in default under any provisions of the Policies, and there is no claim by the Company, any Subsidiary or any other person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies. Except as set forth on Schedule 2.22, neither the Company nor any Subsidiary has received written notice from an insurance carrier issuing any Policies that alteration of any equipment or any improvements located on Real Property, purchase of additional equipment, or modification of any of the methods of doing business of the Company or any Subsidiary, will be required or suggested after the date hereof. The Policies maintained by the Company and each Subsidiary are adequate in accordance with industry standards, the requirements of any applicable agreements and are in at least the minimum amounts required by, and are otherwise sufficient for purposes of, any currently applicable law, rule, or regulation of any Federal, state or local government, agency or authority, including, without limitation, environmental regulations. All Policies are of at least like character and amount as are customarily carried by like businesses similarly situated.

                  SECTION 2.23. Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 2.23 and for inter-company services in the ordinary course of business, since January 1, 2001, there have been no transactions between the Company or any Subsidiary and any director, officer, employee, stockholder or other "affiliate" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company, or any Subsidiary or the Sellers, including, without limitation, loans, guarantees or pledges to, by or for the Company or Subsidiary from, to, by or for any of such persons. Except as set forth on Schedule 2.11(c), neither the Sellers nor any of their "affiliates" (as such term is defined in Rule 405 under the Securities Act) (other than the Company or any Subsidiary) owns or has any rights in or to any of the assets, properties or rights used by the Company or any Subsidiary in the ordinary course of their business.

                  SECTION 2.24. Environmental; Health and Safety Matters. (a) Except as set forth on Schedule 2.24:

                           (i) the Company and each Subsidiary and their
respective operations are in material compliance with all applicable Environmental Laws and, in the case of pipeline safety, prudent industry practices, and have been in material compliance with Environmental Laws and, in the case of pipeline safety, prudent industry practices, except for historical noncompliance that would not reasonably be expected to result in the Company or any Subsidiary incurring material Environmental Costs and Liabilities;

                           (ii) none of the Sellers, the Company or any
Subsidiary has received any written request for information, or has been notified that it is a potentially responsible party, under CERCLA (as hereinafter defined) or any similar state law with respect to any on-site or off-site location for which liability is currently being asserted against them with respect to the activities or operations of the Company or its Subsidiaries;

                           (iii) there are no material writs, injunctions,
decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or to their knowledge threatened, involving the Company or any Subsidiary relating to (A) their compliance with any Environmental Law, or (B) the release, disposal, discharge, spill, treatment, storage or recycling of Hazardous Materials into the environment at any location which would reasonably be expected to result in the Company or any Subsidiary incurring any material liability under Environmental Laws;

                           (iv) the Company and each Subsidiary have obtained,
currently maintain and are in material compliance with all Licenses which are required under Environmental Laws for the operation of their respective businesses (collectively, "Environmental Permits"), all such Environmental Permits are in effect and no appeal nor any other action is pending to revoke any such Environmental Permit;

                           (v) to the extent that the Company will require
additional Environmental Permits for the operation of its business during construction of the Expansion Projects or in connection with the Expansion Projects, all necessary applications for such Environmental Permits due as of the Closing in accordance with the Construction Budgets and Schedules set forth on Schedule 2.19(b) have been or will be made in a timely fashion;

                           (vi) the Company has no knowledge of any reason why
any such Environmental Permit that has been applied for, but not yet granted, will not be obtained without undue burden and in form and substance sufficient to permit (A) the continued lawful conduct of the Company's business during construction of the Expansion Projects, and (B) the lawful conduct of the Company's business with respect to the Expansion Projects as such business is expected to be conducted;

                           (vii) the Company has no knowledge of any reason why
any Environmental Permit required for the operation of its business during construction of the Expansion Projects or in connection with the Expansion Projects that has not yet been applied for will not be obtained without undue burden and in form and substance sufficient to permit the (A) continued lawful conduct of the Company's business during construction of the Expansion Projects, and (B) the lawful conduct of the Company's business with respect to the Expansions Projects as such business is expected to be conducted;

                           (viii) all such Environmental Permits are
transferable and the Sellers and the Company will cooperate with the Buyers to secure any required transfer of those Environmental Permits;

                           (ix) no cleanup, investigation or remedial action has
occurred at the properties that are currently owned, leased, operated or otherwise used by the Company or any Subsidiary that could result in the assertion or creation of a lien on such property by any

Governmental Authority with respect thereto and for which the Company or any Subsidiary would be responsible, nor has any such assertion of a lien been made by any Governmental Authority with respect thereto which has not been removed;

                           (x) there are no material Environmental Costs and
Liabilities which may arise against them based on their activities prior to the Closing Date at the properties that are currently, or previously were, owned, leased, operated or otherwise used by the Company or any Subsidiary;

                           (xi) there have been no Pipeline ruptures resulting
in injury, loss of life, or material property damage; and

                           (xii) to the knowledge of the Company and its
Subsidiaries, there are no defects, corrosion or other damage to the Pipeline that would create a material risk of pipeline integrity failure.

                  (b) The following terms shall have the following meanings:

                  "Environmental Claim" shall mean any notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any Person or Governmental Authority for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise; (ii) the transportation, storage, treatment or disposal of Hazardous Materials; or (iii) the violation, or alleged violation, of any Environmental Laws or Permits issued thereunder.

                  "Environmental Costs and Liabilities" shall mean any and all claims (including Environmental Claims), actions, suits, proceedings, liabilities (whether absolute or contingent), obligations, losses (including liquidated damages or losses arising out of lender liability claims), damages (including any penalty or punitive damages), judgments, offsets, equitable relief granted, amounts paid in settlement, awards, demands, counterclaims, clean-up obligations, interest, costs and expenses (including the reasonable fees of attorneys, consultants, engineers and other experts), and court costs (and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing or with respect to any appeal) arising under or pursuant to any Environmental Law.

                  "Environmental Law" shall mean current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal obligation relating to the protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.
section 9601 et seq.), as amended ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C.

section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C.
section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Federal Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Materials Transportation Act (49 U.S.C.
section 1801 et seq.), as amended, the Oil Pollution Act (33 U.S.C. section 2701 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder.

                  "Hazardous Material" shall mean any substance, material or waste which is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant or words of similar meaning including, without limitation, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

                  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material.

                  (c) To the extent a representation or warranty is set forth in this Section 2.24 and the same subject matter is covered in another representation or warranty in this Agreement, the provisions covering such subject matter in this Section 2.24 shall govern.

                  SECTION 2.25. Brokers. Except as set forth on Schedule 2.25. the Sellers have not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

                  The Buyers hereby jointly and severally represent and warrant as follows:

                  SECTION 3.1. Corporate Organization. Each of Buyer Holdco, Buyer1 and Buyer2 is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted. Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Iowa and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted. Each of Buyer1 and Buyer2 is duly qualified to do business as a foreign entity in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualifications necessary.

                  SECTION 3.2. Validity of Agreement. Each of the Buyers has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyers' obligations hereunder have been duly authorized by the Boards of Directors of the Buyers, and no other proceedings on the part of the Buyers are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Buyers and constitutes the valid and binding obligation of the Buyers enforceable against the Buyers in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

                  SECTION 3.3. No Conflict or Violation; No Defaults. The execution, delivery and performance by the Buyers of this Agreement does not and will not violate or conflict with any provision of their Organizational Documents and does not and will not violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyers are a party or by which they are bound or to which any of their properties or assets is subject, nor result in the creation or imposition of any Encumbrance upon any of their properties or assets where such violations, breaches or defaults in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of the Buyers.

                  SECTION 3.4. Consents and Approvals. Except as disclosed on
Schedule 3.4, no material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other person (on the part of the Buyers) is required as a condition to the execution and delivery of this Agreement by the Buyers or the performance of the Buyers' obligations hereunder.

                  SECTION 3.5. Brokers. Except as Set forth on Schedule 3.5, the Buyers have not employed the services of an investment broker, financial advisor, broker or finder in connection with the Agreement or any of the transactions contemplated hereby.

                  SECTION 3.6. Financial Ability. Buyer1 and Buyer2 will have sufficient immediately available funds, in cash, at the Closing to pay the Purchase Price, other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

                                   ARTICLE IV.
                                    COVENANTS

                   SECTION 4.1. Certain Changes and Conduct of Business. (a) Except as expressly provided by this Agreement or Schedule 4.1, from and after the date of this Agreement and until the Closing Date, (x) the Company shall, and shall cause each of its Subsidiaries to, conduct and maintain its business solely in the ordinary course consistent with past practices and, (y) without the prior written consent of the Buyers (not to be unreasonably withheld or delayed), the Sellers will not permit the Company or any of its Subsidiaries to:

                           (i) make any material change in the conduct of its
businesses and operations;

                           (ii) make any change in its Organizational Documents
or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities or alter any term of any of its outstanding securities or make any change in its outstanding equity securities or other ownership interests or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                           (iii) other than inter-company advances to fund the
Expansion Projects or otherwise in the ordinary course of business, (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, or (B) issue any securities convertible or exchangeable for debt securities of the Company or any Subsidiary;

                           (iv) make any sale, assignment, transfer, abandonment
or other conveyance of any of its assets or any part thereof except for dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

                           (v) subject any of its assets, or any part thereof,
to any Encumbrance other than a Permitted Encumbrance, or permit the imposition of any Encumbrance other than a Permitted Encumbrance;

                           (vi) redeem, retire, purchase or otherwise acquire,
directly or indirectly, any of its equity interests or declare, set aside or pay any dividends or other distribution in respect of such equity interests;

                           (vii) acquire any assets or properties other than in
the ordinary course of business consistent with past practices;

                           (viii) enter into any new employee benefit plan,
program or arrangement or any new employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions;

                           (ix) make or commit to make any capital expenditure
or to invest, advance, loan, pledge or donate any monies to any clients or other persons or to make any similar commitments with respect to outstanding bids or proposals except as disclosed on Schedule 4.1

                           (x) pay, except in the ordinary course of business
consistent with past practices, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

                           (xi) take any other action that would cause any of
the representations and warranties made herein not to remain true and correct in all material respects;

                           (xii) make any loan, advance or capital contribution
to or investment in any person except as disclosed on Schedule 2.7

                           (xiii) make any change in any method of accounting or
accounting principle, method, estimate or practices except for any such change required by reason of a concurrent change in RAP or write-down the value of any inventory, revalue any asset or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

                           (xiv) make, change or revoke, or permit to be made,
changed or revoked, any election or method of accounting with respect to Taxes affecting or relating to the Company;

                           (xv) enter into, or permit to be entered into, any
closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

                           (xvi) other than routine compliance filings, make any
filings or submit any documents or information to FERC without prior consultation with the Buyers;

                           (xvii) Entry into any agreement or amendment,
modification, or termination of any contract, lease, or license to which the Company or any Subsidiary is a party, or by which it or any of its assets or properties are bound, except those agreements, amendments, modifications or terminations affected in the ordinary course of business consistent with past practices; or

                           (xviii) commit itself to do any of the foregoing.

                  (b) From and after the date hereof and until the Closing Date, the Sellers shall cause the Company and each Subsidiary to:

                           (i) keep its books of account, records and files in
the ordinary course and in accordance with existing practices;

                           (ii) use reasonable efforts to continue to maintain
existing business~ relationships with affiliates, suppliers and customers to the extent that such relationships are, at the same time, reasonably judged by the Sellers to be economically beneficial to the Company acting reasonably;

                           (iii) use reasonable efforts to keep available the
services of its present officers;

                           (iv) comply in all material respects with all
Environmental Laws, and should any Seller or the Company receive notice that there exists a material violation of any Environmental Law or a material condition requiring removal or other remedial measures with respect to the real properties owned, operated or leased by the Company or any Subsidiary or their respective operations, the Sellers shall promptly notify the Buyers in writing and unless such notice is being contested in good faith, shall promptly (and in any event within the time permitted by the applicable Governmental Authority)
(A) as to areas over which the Sellers
exercise control, remove or remedy such violation or condition in accordance with all Environmental Laws and (B) as to other areas, use their reasonable best efforts to have such violation or condition removed or remedied in accordance with all Environmental Laws; and

                           (v) comply in all material respects with its Licenses
and terms and conditions of service provided by FERC.

                  (c) From and after the date hereof and until the Closing Date, the Sellers shall continue to provide services to the Company and its Subsidiaries in the ordinary course of business consistent with past practices.

                  SECTION 4.2. Access to Properties and Records. The Sellers shall afford, and shall cause the Company to afford, to the Buyers and the Buyers' accountants, counsel and representatives full reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all the Company's and its Subsidiaries' properties, books, contracts, Commitments and records (including, but not limited to, all environmental studies, reports and other environmental records) and, during such period, shall furnish promptly to the Buyers all information concerning the Company's and its Subsidiaries' business, properties, liabilities and personnel as the Buyers may request, provided that no investigation or receipt of information pursuant to this
Section 4.2 shall affect any representation or warranty of the Sellers or the conditions to the obligations of the Buyers. At the Closing, all of the books of accounts, minute books, record books and other records (including safety, health, environmental, maintenance and engineering records and drawings) of the Company and each Subsidiary will be delivered to the Buyers.

                  SECTION 4.3. Employee Matters. (a) The Buyers may offer to employ Business Employees under such terms and conditions as the Buyers may determine subject, however, to the terms and provisions of this Section 4.3 and the Workforce Agreement. All Business Employees that accept the Buyers' offer of employment shall become the Buyers' employees as of the Transfer Date and all such Business Employees are hereinafter referred to as the "Transferred Employees." The "Transfer Date" shall be the Closing Date for all Transferred Employees except those Transferred Employees identified as "Restricted GTC Employees" pursuant to the terms and provisions of the Workforce Agreement. The Transfer Date for the Restricted GTC Employees shall be 180 days after the Closing Date, or such other date as mutually agreed by the parties to this Agreement.

                  (b) Transferred Employees shall participate in employee benefit plans and programs of the Buyers on the same basis as other similarly situated employees of the Buyers.

                  (c) Each Transferred Employee shall, without duplication of benefits, be given credit for all service with the Sellers prior to the Transfer Date, using the same methodology used by the Sellers as of immediately prior to the Transfer Date for crediting service and determining levels of benefits (i) under all employee benefit plans, programs and arrangements maintained by or contributed to by the Buyers (including, without limitation, the Company) in which the Transferred Employees become participants for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual under any defined benefit plans), and (ii) for purposes of calculating the amount of each Transferred Employee's severance benefits, if any.

                  (d) The Buyers will, or will cause the Company to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Transfer Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Transfer Date under any welfare plan maintained for the Transferred Employees immediately prior to the Transfer Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Transfer Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Transfer Date.

                  (e) Effective as of the Transfer Date, Transferred Employees shall become fully vested in their account balances in any defined contribution or 401(k) Plan maintained by the Seller on behalf of such Transferred Employees (the "Seller Savings Plan") and distributions of such account balances shall be made available to such Transferred Employees as soon as practicable following the Transfer Date, in accordance with, the provisions of the Seller Savings Plan and applicable law. Except as provided in this Section 4.3(e), all such distributions shall be in cash. Thereafter, the Buyers shall accept rollover contributions from the Seller Savings Plan into a defined contribution or 40 1(k) Plan maintained by the Buyers (the "Buyers Savings Plan") of the account balances distributed to the Transferred Employees from the Seller Savings Plan. With respect to any Transferred Employee who elects to make a direct rollover to the Buyers Savings Plan and whose account is subject to an outstanding loan as of the Transfer Date, such employee's distribution shall include a promissory note for the outstanding balance of the Loan as of the date of distribution. With respect to any Transferred Employee whose account balance includes shares of Seller Parent stock, such employee may elect to have such shares of stock rolled over into the directed investments option under the Buyers Savings Plan.

                  (f) With respect to the transition of benefits coverage, any Transferred Employee who is unable to participate in the health plans of the Buyers as of the Transfer Date and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to the health plans of the Sellers, shall be reimbursed by the Buyers for the period commencing on the Transfer Date and ending on the date health plan coverage is made available to such Transferred Employee under the Buyers' health plans, for the portion of the health care premium that would have been paid by the Sellers had such Transferred Employee continued in the employment of the Sellers during such period.

                  (g) The Buyers and the Sellers agree to cooperate as necessary to effectuate the provisions of this Section 4.3, including such steps as may reasonably be required to (i) service any outstanding Seller Savings Plan loans under account balances of Transferred Employees between the date of such employees commence employment with the Buyers and the date that such employees' account balances are distributed, and (ii) ensure an orderly transition of benefits coverage with respect to the Transferred Employees from the Employee Plans to the Buyers' plans.

                  (h) Each Transferred Employee shall, without duplication of benefits, be given credit for all accrued but unused paid-time-off under the Sellers' paid-time-off program as of the Transfer Date, using the same methodology used by the Sellers immediately prior to the Transfer Date for crediting service and determining the amount of such paid-time-off benefits.

                  SECTION 4.4. Consents and Approvals. The Sellers and the Buyers shall each use their reasonable best efforts to obtain, or, in the case of the Sellers, cause the Company to obtain, all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other persons required in connection with the execution, delivery and performance by them of this Agreement.

                  SECTION 4.5. Further Assurances. Upon the request of the Buyers at any time after the Closing Date, the Sellers will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of the Buyers and its successors and assigns to the Interests or otherwise to effectuate the purposes of this Agreement.

                  SECTION 4.6. Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. The Sellers and the Buyers shall seek early termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act").

                  SECTION 4.7. Notice of Breach. Through the Closing Date, each of the parties hereto shall promptly give to the other parties written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement. The Sellers shall have the right to supplement the Disclosure Schedules with respect to any matter arising after the date hereof which would have been required to be set forth on or described in such Disclosure Schedule (a "Disclosure Schedule Update"). Any such supplemental disclosure will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether the conditions set forth in Article V have been satisfied, but such update shall be deemed to have cured any breach of representation, warranty, covenant or agreement relating to the matters set forth in such update for purposes of indemnification pursuant to Article VIII.

                  SECTION 4.8. Confidential Information. During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, except as required by law or stock exchange rule or under its obligations pursuant to the Services Agreement (as defined in Section 5.9), the Sellers and their affiliates shall not, directly or indirectly, disclose to any person or entity or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Company or any Subsidiary, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used by the Company or any Subsidiary, regardless of whether such information was or is owned on the date hereof by the Company or any Subsidiary (collectively, "Protected Information"); provided, however, that if any of the Sellers or their affiliates are presently in possession of Protected Information that (x) is necessary to use in the ordinary course of business of Seller Parent or any controlled affiliate of Seller Parent other than the Company or any of its Subsidiaries (collectively, "Seller Parent and its Other Subsidiaries") and (y) cannot reasonably be redacted, segregated or otherwise separated from information about or owned by Seller Parent and its Other Subsidiaries which is necessary to use in the ordinary course of business of Seller Parent and its Other Subsidiaries (hereinafter, "Mixed Information"), then the Protected Information which is so imbedded in such Mixed Information may be used by Seller Parent and its Subsidiaries in the ordinary course of business; provided, that Seller Parent and its Subsidiaries may not use any such Protected Information to compete or seek to compete with the business or operations of the Company or any of its Subsidiaries. Upon the request of the Company, Seller Parent and its Other Subsidiaries shall reasonably cooperate with the Company in the development of procedures intended to further implement the intent of this
Section 4.8.

                  SECTION 4.9. Non-Solicitation of Clients and Employees. (a) During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, neither the Sellers nor any affiliate thereof shall for themselves or on behalf of or in conjunction with any person, directly or indirectly, solicit, endeavor to entice away from the Company, or otherwise directly or indirectly interfere with the relationship of the Company with any person who, to the knowledge of the Sellers, is employed by the Company; provided, however neither the Sellers nor any affiliates thereof shall be precluded from soliciting or hiring any such employee (i) who initiates discussions regarding such employment without any direct or indirect solicitation by the Sellers; (ii) whose employment with the Company has been terminated prior to commencement of employment with the Sellers; or (iii) who responds to a general solicitation of employment not specifically addressed to such employees. Notwithstanding the foregoing, the Sellers may continue to employ each Business Employee until such time as such Business Employee becomes a Transferred Employee.

                  (b) During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, neither the Buyers nor any affiliate thereof shall for themselves or on behalf of or in conjunction with any person, directly or indirectly, solicit, endeavor to entice away from the Sellers, or otherwise directly or indirectly interfere with the relationship of the Sellers with any person who, to the knowledge of the Buyers, is employed by the Sellers; provided, however, neither the Buyers nor any affiliates thereof shall be precluded from soliciting or hiring any such employee (i) who initiates discussions regarding such employment without any direct or indirect solicitation by the Buyers;

(ii) whose employment with the Sellers has been terminated prior to commencement of employment with the Buyers; or (iii) who responds to a general solicitation of employment not specifically addressed to such employees. Notwithstanding the foregoing, the Buyers shall be permitted to solicit, make offers of employment to, engage in follow-up discussions with and hire Business Employees as permitted under Section 4.3 and the Workforce Agreement.

                  (c) During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, neither the gas transportation pipeline companies owned by the Sellers on the date hereof nor any controlled affiliate thereof shall for themselves or on behalf of or in conjunction with any person, directly or indirectly, for purposes of providing interstate transportation of natural gas and related services, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person who, to the knowledge of the Sellers is, or was within the then most recent 12 month period, a customer of the Company (hereinafter, a "Company Customer"); provided, that, notwithstanding the foregoing, the Sellers and their affiliates may solicit additional business from any Company Customer who is then a customer of the Seller or any of its affiliates if such additional business relates primarily to gas transportation or related services to be provided by the Seller or such affiliate entirely within the geographic area in which the Seller or such affiliate then conducts business or if such solicitation would not otherwise compete with services which are provided by the Company on the Closing Date to such Company Customer or any proposed expansion or extension of such services to such Company Customer as contemplated on the Closing Date.

                  (d) During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, neither the Company nor any controlled affiliate thereof shall for themselves or on behalf of or in conjunction with any person, directly or indirectly, for purposes of providing interstate transportation of natural gas and related services, solicit, endeavor to entice away from the Sellers, or otherwise interfere with the relationship of the Sellers with any person who, to the knowledge of the Buyers is, or was within the then most recent 12 month period, a customer of the Sellers (hereinafter, a "Seller Customer"); provided, that, notwithstanding the foregoing. the Buyers and their affiliates may solicit additional business from any Seller Customer who is then a customer of the Buyer or any of its affiliates if such additional business relates primarily to gas transportation or related services to be provided by the Buyers or such affiliate entirely within the geographic area in which the Buyers or such affiliate then conducts business or if such solicitation would not otherwise compete with services which are provided by the Sellers on the Closing Date to such Seller Customer or any proposed expansion or extension of such services to such Seller Customer as contemplated on the Closing Date.

                  SECTION 4.10. Negotiations. From and after the date hereof, neither the Sellers nor the Company, nor their officers, directors, employees, affiliates, stockholders, representatives, agents, nor anyone acting on behalf of them shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Buyers or their representatives) concerning any merger, sale of assets, purchase or sale of Interests or similar transaction involving the Company or any division or Subsidiary thereof unless this Agreement is terminated pursuant to and in accordance with Article VII hereof. The Sellers shall promptly communicate to the Buyers any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

                  SECTION 4.11 Tax Covenants. (a) The Sellers shall prepare and file all Federal, state and local income Tax Returns with the appropriate Federal, state, local and foreign governmental agencies relating to the Company for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns. The Sellers covenant that the Sellers shall be responsible for (i) to the extent not reflected in the Final Closing Statement, all liability for Federal, state or local income Taxes of the Company for all periods ending on or before the Closing Date; (ii) to the extent not reflected on the Final Closing Statement, all liability for other Taxes of the Company for Pre-Closing Tax Periods (as defined herein); and (iii) all liability imposed upon the Company or any Subsidiary for Taxes of any other person pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state or local law, but only to the extent such liability relates to periods ending on or prior to the Closing Date. The Sellers shall cause the Company to prepare and file all other Tax Returns related to the Company that are due on or prior to the Closing Date and shall cause the Company to pay all Taxes due with respect to such Tax Returns. For all other Tax Returns related to the Company for periods ending on or prior to the Closing Date, but for which such Tax Returns are not due until after the Closing Date, the Sellers shall (i) prepare such Tax Returns in accordance with the terms and conditions set forth in the Services Agreement (as defined herein), and (ii) submit such Tax Returns to the Buyers for signature, filing and payment of Tax, all in accordance with the terms and conditions set forth in the Services Agreement. The Sellers shall prepare and shall submit to the Buyers for signature, filing and payment of Tax, all Straddle Tax Returns required to be filed by the Company, provided, however, that the Sellers shall promptly reimburse the Buyers for the portion of such Tax that relates to a Pre-Closing Tax Period to the extent not reflected on the Final Closing Statement. The Buyers will furnish to the Sellers all information and records reasonably requested by the Sellers for use in preparation of any Tax Returns. The Sellers shall allow the Buyers to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the 45-day period immediately preceding the filing of such Tax Return. The Buyers and the Sellers agree to cause the Company to file all Tax Returns for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis. For purposes of this Agreement, "Pre-Closing Tax Period" shall mean any taxable period ending on or before December 31, 2001 and the portion ending on and including December 31, 2001 of any Straddle Period. For purposes of this Agreement, "Straddle Period" shall mean any taxable period that includes (but does not end on) December 31, 2001 and ends after the Closing Date. For purposes of this Agreement, "Straddle Tax Return" shall mean any Tax Return with respect to Taxes other than income taxes required to be filed by the Company covering a taxable period commencing prior to December 31, 2001 and ending after the Closing Date. The Sellers' covenants in respect of responsibility for Taxes as set forth above in this Section 4.11(a) are in no way intended to be duplicative of the adjustments reflected in the Purchase Price pursuant to Section 1.4.

                  (b) The Sellers will cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company or any Subsidiary to be terminated effective as of the

Closing Date, to the extent any such agreement or arrangement relates to the Company or any Subsidiary, and after the Closing Date neither the Company nor any Subsidiary shall have any obligation under any such agreement or arrangement for any past, present or future period.

                  (c) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "Transfer Taxes"), shall be borne by the party on which such Transfer Taxes are imposed by applicable law. Notwithstanding anything to the contrary in this Section 4.11, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use reasonable commercial efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns.

                  (d) The Sellers and the Buyers will use their reasonable best efforts to agree on an allocation of the Purchase Price within 90 days of the Closing Date and such agreed upon allocation of the Purchase Price shall be binding on both the Buyers and the Sellers for Tax purposes.

                  SECTION 4.12. Development of Migration Plan. The parties agree to negotiate in good faith to develop, document and implement a mutually agreed upon migration plan that shall set forth the details and process for the creation of the Company's computer technology systems (the "Migration Plan"). The Migration Plan shall include without limitation, the terms set forth in, and be prepared consistent with the guidelines set forth on Schedule 4.12 and be implemented by the Sellers on or before the expiration of the Service Period (as defined in the Services Agreement). The costs for implementation of the Migration Plan shall be as set forth in Section 3 of the Services Agreement.

                  SECTION 4.13. Guarantees. Buyer Parent guarantees performance by Buyer Holdco, Buyer1 and Buyer2 of their obligations under this Agreement. Seller Parent guarantees performance by Holdco, LLC1 and LLC2 of their obligations under this Agreement.

                  SECTION 4.14. Bonds. The Sellers shall use their reasonable best efforts to maintain the Bonds until they are released and replaced by the Buyers. "Bonds" shall mean all surety bonds, letters of credit, guarantees, cash collateral, performance bonds and bid bonds issued by the Seller and their affiliates (other than the Company and its Subsidiaries) on behalf of the Company or any Subsidiary. The Buyers shall use their reasonable best efforts to replace and release the Bonds as promptly as reasonably practicable after the Closing Date but in no event Later than 60 days from the Closing Date. The Buyers shall indemnify, defend and hold harmless the Sellers and their affiliates for any and all liability, loss, damage, cost and expense incurred on account of such Bonds after the Closing Date.

                  SECTION 4.15. Insurance. The Sellers shall maintain coverage of the Company and its Subsidiaries under the Property/Time Element Policy listed on Schedule 2.22 until its scheduled expiration date at no cost to the Buyers or the Company. The Sellers shall use their reasonable best efforts to maintain the coverage of the Company and its Subsidiaries under each of the other Policies set forth on Schedule 2.22 (except the Directors and Officers Liability Policy) until their scheduled expiration dates, for the proportionate premium cost of such Policies as set forth on
Schedule 2.22 for the period such Policies remain in effect. To the extent after the Closing such Policies still cover the Company and its Subsidiaries, the Company shall promptly notify the Sellers of any potential claim or loss under such Policies and it shall be the Sellers' responsibility to notify the insurance company of any claims or losses and to submit and diligently pursue any claims or losses under such Policies with respect to the Company and its Subsidiaries. The Buyers, the Company and its Subsidiaries agree that they shall not notify the insurance company or submit any claim or loss to the insurance company under such Policies. After the Closing, the Buyers, the Company and its Subsidiaries shall be responsible for any deductible or retention amounts with respect to claims or losses relating to the Company or its Subsidiaries under such Policies.

                  SECTION 4.16. Audited Financial Statements. The Sellers shall use their reasonable best efforts to provide the Audited Financial Statements (as defined in Section 5.13) to the Buyers no later than March 15, 2002.

                  SECTION 4.17. Master Alliance Agreement. Prior to the
Closing, the Sellers and the Company shall use their reasonable best efforts to seek amendments to each Master Alliance Agreement and each request for service, contract, agreement or commitment relating thereto set forth on Schedule 4.17 to provide that upon the Closing, the Buyers and the Company will have the right to request and receive, and the other party thereto the obligation to perform, the services provided therein in accordance with the terms of each request for service and the Master Alliance Agreement; provided, however that the foregoing shall not obligate the Sellers to incur any costs (other than nominal costs) to amend the terms of their agreements with such parties unrelated to the Company or otherwise agree to any non-ministerial concession or other arrangement with such parties or any other person.

                  SECTION 4.18. Expansion Projects. Between the date of the execution of this Agreement and the Closing Date, the Sellers shall cause the Company to:

                  (a) develop the Expansion Projects diligently in accordance with the applicable material contracts and permits and Budgets and Schedules for the Expansion Projects, not make any material changes to the Budgets and Schedules, and consult with the Buyers on a regular basis regarding same(including cooperating with reasonable requests by the Buyers);

                  (b) promptly notify the Buyers of, and reasonably consult with the Buyers on, any material event or circumstance that arises affecting any of the Expansion Projects;

                  (c) promptly deliver to the Buyers copies of any notices or correspondence received from, or provided to, any Governmental Authority or from any party to any contract which is material to the Expansion Projects; and

                  (d) without the prior consent of the Buyers (not to be unreasonably withheld or delayed), not enter into any material contract relating to the Expansion Projects except those contracts set forth on Schedule 4.18, and not grant any consent or waiver under, terminate, or amend any contract material to the Expansion Projects.

                  SECTION 4.19. Covenant to Assign. (a) Prior to or concurrent with Closing the Sellers shall, and shall cause the Sellers' affiliates to, at the Sellers' sole option, either (i) assign to the Company all of their respective right, title and interest in the Operational Assets (as defined below), and secure any consents necessary for such assignment and for the use of such Operational Assets by the Sellers and the Sellers' affiliates on behalf of the Company or the Buyers as part of the Transition Services and the Migration Plan (as applicable), or (i) obtain for the Buyers, on terms acceptable to the Buyers (such acceptance not to be unreasonably withheld or delayed), comparable replacements for any Operational Assets not assigned pursuant to (ii) above. All such assignments shall be effectuated pursuant to instruments in form and substance reasonably satisfactory to the Buyers, executed copies of which shall be delivered to the Buyers at Closing. The "Operational Assets" shall mean each item contained in Schedule 2.11(c) (other than the Headquarters Building located in Salt Lake City identified on Schedule 2.11(c) and the lease related thereto), and any other property, rights, and equipment (including without limitation, furniture, computer hardware, servers, routers and PBX equipment) owned by, leased or licensed to the Sellers or the Sellers' affiliates which can be assigned prior to or concurrent with the Closing and which is (1) used by the Sellers, the Sellers' affiliates, the Company or its Subsidiaries, to conduct the business of the Company or the Subsidiaries, as currently conducted, or (2) intended to be used in connection with the Expansion Projects, as well as any Sellers or Sellers' affiliate agreements for the maintenance, support or service of any of the foregoing listed in (1) or (2).

                  (b) On or before the expiration of the Services Period (as defined in the Services Agreement), the Sellers shall, and shall cause the Sellers' affiliates to, at the Sellers' sole option, either (i) assign to the Company all of their respective right, title and interest in the Operational IT Assets (as defined below), including license and contract rights, and secure any consents necessary for such assignment and for the use by the Sellers and the Sellers' affiliates on behalf of the Company or the Buyers as part of the Transition Services and the Migration Plan (as applicable), or (ii) obtain for the Buyers, on terms acceptable to the Buyers (such acceptance not to be unreasonably withheld or delayed), comparable replacements for any Operational IT Assets not assigned pursuant to (i) above. All such assignments shall be effectuated pursuant to instruments in form and substance reasonably satisfactory to the Buyers, executed copies of which shall be delivered to the buyers on or before the expiration of the Services Period. The "Operational IT Assets" shall mean each item contained in Schedule 2.13(a), other property, rights and equipment that could not be assigned as of Closing, and all intellectual property that, in each case, is owned by, leased or licensed to the Sellers and the Sellers' affiliates (including through application service providers) and (1) used by the Sellers, the Sellers' affiliates, the Company or its Subsidiaries to conduct the business of the Company or the Subsidiaries, as currently conducted, or (2) intended to be used in connection with the Expansion Projects, as well as any Sellers or Sellers' affiliate agreements for the maintenance, support or service of any of the foregoing listed in (1) or (2).

                  (c) All of the Operational Assets and Operational IT Assets shall be assigned or replaced, as the case may be, at no cost to the Buyers or the Company except for replacement costs of hardware and software acquired pursuant to the Migration Plan, the costs for which shall be borne by the parties as set forth in Section 3 of the Services Agreement.

                  SECTION 4.20. Manuals. The Sellers shall deliver (and shall cause the Sellers' affiliates to deliver) to the Company, and the Buyers copies of, and hereby grant to the Company, its Subsidiaries, the Buyers and their affiliates a nonexclusive, nontransferable (except in connection with the sale or transfer of all or substantially all of the assets of the Company), royalty free license, without right to sublicense, in perpetuity to use, copy, and modify solely for their internal business purposes in connection with the business of the Company, all manuals, user guides, standards and operating procedures and similar documents used by the Company, the Subsidiaries, the Sellers and/or the Sellers' affiliates in connection with the business of the Company. All copies of the foregoing must reproduce and include all copyright and other intellectual property rights notices provided by Sellers.

                  SECTION 4.21. Trademark License. Effective upon the Closing, the Sellers and the Sellers' affiliates hereby grant to the Company, its Subsidiaries and the Buyers a nonexclusive, nontransferable, royalty free license to use, solely in the Company's and its Subsidiaries' businesses as presently conducted or as contemplated to be conducted in connection with the Expansion Projects, any and all trademarks, service marks, and trade names owned by the Sellers and the Sellers' affiliates solely to the extent appearing on existing inventory of the Company and its Subsidiaries (such as on marketing and other materials), advertisements, or property (such as on vehicles, equipment, pipelines and signs) (collectively "Sellers' Marks"), without right to sublicense, for a period of one year from the Closing Date (the "License Period"). The Buyers and the Company may use such existing inventory, advertising and property during the License Period. The Buyers and the Company shall not create new inventory, advertising and property using the Sellers' Marks, and shall otherwise use commercially reasonable efforts to replace or remove the Sellers' Marks on inventory, advertising and property, provided that, all such use shall cease no later than the end of the License Period. The nature and quality of all uses of the Sellers' Marks made by the Buyer, the Company and its Subsidiaries shall conform to the Sellers' existing quality standards; provided, that, the way in which the Sellers' Marks are currently used is hereby deemed to meet such quality standards. Immediately upon termination of the License Period, the Buyers, the Company and its Subsidiaries shall cease and desist from all further use of the Sellers' Marks and will adopt new trademarks, service marks, and trade names related thereto which are not confusingly similar to Sellers' Marks. All rights not expressly granted in this Section 4.21 with respect to the Sellers' Marks are hereby reserved. Any inadvertent failure of the Buyers to comply with their obligations under this provision shall not be a breach of this Agreement unless the Buyers fail to use commercially reasonable efforts to promptly remedy such failure after receipt of written notice from the Sellers or to remedy such failure within 30 days of such notice, in which case the Sellers may terminate this trademark license upon Written notice to the Buyers and the Company.

                  SECTION 4.22. Software License. Effective upon the Closing, the Sellers, for themselves and on behalf of the Sellers' affiliates, hereby grant to the Company, the Buyers and their affiliates, a nonexclusive, royalty free, perpetual license, without right to sublicense, to use, copy, modify, enhance, and upgrade all computer software (object code and source code) owned by the Sellers and/or the Sellers' affiliates and used in connection with the business of the Company as presently conducted or as contemplated to be conducted in connection with the Expansion Projects (the "Licensed Software") solely for their internal business purposes. The modifications, enhancements and upgrades made to the Licensed Software by the Buyers or the Company after the date of delivery pursuant to the Migration Plan shall not infringe any intellectual property or other proprietary rights of any third party. All copies of the Licensed Software and related documentation must reproduce all copyright and other intellectual property rights notices included thereon. As specified in the Migration Plan (and if not specified therein, at the Closing) the Sellers shall deliver (or shall cause the Sellers' affiliates to deliver) copies of the Licensed Software and alt manuals and documentation related thereto including (at no charge to the Company or the Buyers) all modifications, enhancements and upgrades made to or for the Licensed Software to the date of delivery. Notwithstanding the foregoing, neither the Buyers nor the Company have the right to transfer to a third party (other than an affiliate of the Buyers or the Company for use in accordance with the restrictions of this Section) any rights in the Licensed Software except in connection with the sale or transfer of all or substantially all of the Company's assets. The Company and the Buyers shall not be entitled to receive, and Sellers and the Sellers' affiliates shall have no obligation to provide, any modifications, enhancements, or upgrades made to the Licensed Software which they develop subsequent to the delivery date; provided that, any such modifications, enhancement or upgrades made by the Sellers or the Sellers' affiliates during the Service Period, as defined in the Services Agreement, shall be delivered to the Buyers at the Buyers' request and shall be paid for by the Buyers as Transition Services (as defined in the Services Agreement). The parties hereby acknowledge and agree that, as between Sellers and the Sellers' affiliates on the one hand, and the Company and the Buyers on the other: (a) except as set forth in this section, all right, title and interest, including all intellectual property rights, in the Licensed Software are the exclusive property of the Sellers and the Sellers' affiliates;
(b) Sellers and the Sellers' affiliates shall at all times retain ownership of the intellectual property rights in the Licensed Software; (c) the Company and the Buyer have no rights in the Licensed Software except as expressly granted herein; and (d) the Company and the Buyer will not take any action or permit any action to be taken with respect to such intellectual property rights inconsistent with the foregoing acknowledgment. The Sellers represent and warrant that the Sellers or the Sellers' affiliates own all right, title and interest in and to the Licensed Software or otherwise have the right to grant the license granted herein and the Licensed Software does not infringe any third party rights. Except as expressly provided in this Section 4.22, the Licensed Software and associated materials are provided on an "as is" basis. The Sellers and the Sellers' affiliates shall not be deemed to have made, and the Sellers and the Sellers' affiliates hereby expressly disclaim, any implied guarantee or implied warranty (whether arising under statute or otherwise in law or from a course of dealing or usage of trade) as to the: (i) condition; (ii) design;
(iii) operation; (iv) performance; (v) reliability of the results generated or output; (vi) non-infringement; (vii) merchantability; and (viii) fitness for a particular purpose or intended use, of the Licensed Software and associated materials. The Sellers and the Sellers' affiliates do not warrant that the Licensed Software or associated materials provided are error-free or that the Company's and the Buyer's use thereof will be uninterrupted.

                                   ARTICLE V.
                     CONDITIONS TO OBLIGATIONS OF The BUYERS

                  The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyers in their sole discretion:

                  SECTION 5.1. Receipt of Documents. The Sellers shall have delivered to the Buyers, a duly executed Bill of Sale and any other documents the Buyers may reasonably require relating to the existence of the Sellers, the Company, any Subsidiary and the authority of the Sellers and the Company for this Agreement, all in form and substance reasonably satisfactory to the Buyers.

                  SECTION 5.2. Representations and Warranties of the Sellers. All representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Sellers on and as of such date, and, the Buyers shall have received a certificate dated the Closing Date and signed by the President or any Vice President of each of the Sellers to that effect.

                  SECTION 5.3. Performance of the Sellers' Obligations. Each of the Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyers shall have received a certificate dated the Closing Dale and signed by the President or any Vice President of each of the Sellers to that effect.

                  SECTION 5.4. Consents and Approvals. The consents, waivers, authorizations and approvals set forth on Schedule 5.4 shall have been duly obtained and shall be in full force and effect on the Closing Date. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  SECTION 5.5. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, which declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect; and no action or proceeding before any Governmental Authority, shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

                  SECTION 5.6. No Material Adverse Change. During the period from December 31, 2001 to the Closing Date, there shall not have been any change, or any event which has had, or would reasonably be expected to have a Material Adverse Effect, nor shall there have been (a) the loss of Firm Transportation Customers that have generated in the aggregate more than 4% of the Company's revenues in the last 12 months; (b) a general rate proceeding initiated by the

Company under Section 4 or by FERC under Section 5 of the NGA; (c) physical damage to the Company's Pipeline which significantly impairs the operation of the Pipeline or causes a substantial decrease in the output of the Pipeline for a period of more than two weeks; (d) aggregate losses to the Company in excess of $25 million or bona fide claims for damages against the Company in aggregate in excess of $50 million, in each case net of reasonably expected insurance recoveries; and/or (e) a material adverse development in the Company's application pending before the FERC for a certificate of public convenience and necessity related to the 2003 Expansion Project that is reasonably expected to delay commencement of project construction beyond December 31, 2002.

                  SECTION 5.7. Intentionally deleted.

                  SECTION 5.8. Opinion of Counsel. The Buyers shall have received a favorable opinion, dated as of the Closing Date, from counsel to the Sellers, in form and substance reasonably satisfactory to the Buyers and its counsel, substantially in the form of Schedule 5.8 hereto.

                  SECTION 5.9. Transition Services and Construction Management Agreement. Seller Parent shall have executed a Transition Services and Construction Management Agreement (the "Services Agreement"), the form of which is attached as Schedule 5.9 hereto.

                  SECTION 5.10. Resignations. The officers and directors of the Company and its Subsidiaries set forth on Schedule 5.10 shall have delivered letters of resignation from their respective positions to the Buyers in a form reasonably acceptable to the Buyers.

                  SECTION 5.11. Seller Parent Stock Purchase. All conditions to the obligations of the parties to the Stock Purchase Agreement dated of even date herewith between Seller Parent and Buyer Parent to consummate the transactions contemplated by such agreement shall have been satisfied or waived (other than conditions set forth in Sections 6(g) and 7(e) of such agreement) and Seller Parent shall be ready, willing and able to close such transaction.

                  SECTION 5.12. Tax Certificate. (a) The Sellers shall have delivered to the Buyers a FIRPTA Certificate in the form of Schedule 5.12.

                  (b) The Sellers shall have delivered to the, Buyers any clearance certificates or similar documents that may be required by any state Tax authority in order to relieve the Buyers of any obligation to withhold any portion of the Purchase Price.

                  SECTION 5.13. Financial Statements. (a) The Sellers shall have delivered to the Buyers, at least three (3) business days prior to the Closing Date, a true and correct copy of the audited balance sheet of the Company as of December 31, 2001, together with the related statements of income, partners' equity and cash flow for the period then ended and the notes thereto (the "Audited Financial Statements").

                  (b) The Audited Financial Statements shall not reflect a negative variance of more than 5% from any of the amounts shown as Total Assets, Total Liabilities, Partner's Capital, Operating Revenue, Operating Expenses or Net Income in the unaudited 2001 Financial Statements and shall not reflect any other material change in any disclosures contained in any of the Notes thereto or Contain any material Notes not contained in the unaudited 2001 Financial Statements, from the unaudited 2001 Financial Statements.

                  SECTION 5.14. Ratings. After giving effect to the transactions contemplated by this Agreement, there shall be No Ratings Downgrade (as such term is defined in that certain Indenture, dated as of August 13, 2001, by and among Kern River Funding Corporation, the Company and The Chase Manhattan Bank (the "Notes Indenture").

                  SECTION 5.15. Workforce Agreement. The Sellers shall have entered into a Workforce Agreement (the "Workforce Agreement"), the form of which is attached as Schedule 5.15 hereto.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

                  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

                  SECTION 6.1. Representations and Warranties of the Buyers. All representations and warranties made by the Buyers in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyers on and as of such date, and, the Sellers shall have received a certificate dated the Closing Date and signed by the President or any Vice President of each of Buyer Holdco, Buyer 1 and Buyer 2 and Buyer Parent to that effect.

                  SECTION 6.2. Performance of the Buyers' Obligations. Each of the Buyers shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Sellers shall have received a certificate dated the Closing Date and signed by the President or any Vice President of each of Buyer Holdco, Buyer 1 and Buyer 2 and Buyer Parent to that effect.

                  SECTION 6.3. Consents and Approvals. All consents, waivers, authorizations and approvals as set forth on Schedule 6.3 shall have been duly obtained and shall be in full force and effect on the Closing Date. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                   SECTION 6.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Authority, shall have been instituted by a Governmental Authority or other person or threatened by any Governmental Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

                   SECTION 6.5. Seller Parent Stock Purchase. All conditions to the obligations of the Parties to the Stock Purchase Agreement dated of even date herewith between Seller Parent and Buyer Parent to consummate the transactions contemplated by such agreement shall have been satisfied or waived (other than conditions set forth in Sections 6(g) and 7(e) of such agreement) and Buyer Parent shall be ready, willing and able to close such transaction.

                   SECTION 6.6. Opinion of Counsel. The Sellers shall have received a favorable opinion, dated as of the Closing Date, from counsel to the Buyers, in form and substance reasonably satisfactory to the Sellers and its counsel, substantially in the form of Schedule 6.6 hereto.

                  SECTION 6.7. Services Agreement. Buyer Parent shall have executed the Services Agreement, the form of which is attached as Schedule 5.9 hereto.

                  SECTION 6.8. Ratings. After giving effect to the transactions contemplated by this Agreement, there shall be No Ratings Downgrade (as such term is defined in the Notes Indenture).

                  SECTION 6.9. Workforce Agreement. The Buyers shall have entered into a Workforce Agreement, the form of which is attached as Schedule
5.15 hereto.

                   SECTION 6.10. Receipt of Documents. The Buyers shall have delivered to the Sellers such duly executed documents as the Sellers may reasonably require relating to the existence of the Buyers and the authority of the Buyers, all in form and substance reasonably satisfactory to the Sellers.

                                  ARTICLE VII.
                           TERMINATION AND ABANDONMENT

                  SECTION 7.1. Methods of Termination; Upset Date. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

                  (a) by the mutual written consent of the Sellers and the Buyers;

                  (b) by the Sellers, in the event that the Buyers fail to comply with any of their covenants or agreements contained herein, or breach their representations and warranties contained herein, and such failure to comply or breach, if curable, is not cured within 10 days after receipt by the Buyers of notice specifying particularly such failure to comply or breach, and such failure to comply or breach would result in a failure to satisfy the conditions set forth in Section 6.1 and/or 6.2;

                  (c) by the Buyers, in the event that the Sellers fail to comply with any of their covenants or agreements contained herein, or breach their representations and warranties contained herein, and such failure to comply or breach, if curable, is not cured within 10 days after receipt by the Sellers of notice specifying particularly such failure to comply or breach, and such failure to comply or breach would result in the failure to satisfy the conditions set forth in Sections 5.2 and/or 5.3;

                  (d) by the Sellers or the Buyers, in the event that a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is not subject to appeal;

                  (e) by the Sellers or the Buyers at any time after June 15, 2002; or

                  (f) by the Sellers or the Buyers, in the event that the Stock Purchase Agreement dated even date herewith between Seller Parent and Buyer Parent has been terminated.

                   SECTION 7.2. Procedure Upon Termination. In the event of termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Sellers or the Buyers. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except as provided in Sections 9.4 and 9.5 hereof; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a grossly negligent or willful, and in either case, material breach of any provision of this Agreement occurring before such termination; and, provided, further, that (x) if this Agreement is terminated by the Sellers or the Buyers pursuant to Section 7.1(e) and (y) at such time, assuming that the specified consents under the Revolvers and the "progeny" agreements described on Schedule 6.3 (the "Specified Consents") had been obtained (i) all of the conditions to the obligations of the Sellers to consummate the transactions contemplated by this Agreement set forth in Article VI shall have been fulfilled or shall have been waived by the Sellers and (ii) all of the conditions of the Buyers to consummate the transactions contemplated by this Agreement set forth in Article V shall have been fulfilled or shall have been waived by the Buyers or could reasonably have been expected to be waived by the Buyers, then the Sellers shall pay to the Buyers the sum of $25,000,000.00 in immediately available funds on or prior to the second business day after the date of delivery of notice of such termination. Notwithstanding the foregoing, if all of the conditions to the obligations of both the Sellers and the Buyers to consummate the transactions contemplated by this Agreement shall have been fulfilled or shall have been waived and pursuant to Section 1.2 the Closing would occur on June 16, 2002, then the date referred to in Section 7.1(e) shall be deemed to be June 16, 2002.

                                  ARTICLE VIII.
                                 INDEMNIFICATION

                   SECTION 8.1. Survival. The respective representations and warranties of the parties hereto contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing shall survive the Closing until July 31, 2003; provided however, that the representations and warranties set forth in Section 2.2 (Capitalization; Title) shall survive indefinitely, the representations and warranties set forth in
Section 2.24 (Environmental; Health and Safety Matters) shall survive until the fifth anniversary of the Closing Date and the representations and warranties in
Section 2.9 (Taxes) shall survive for a period equal to the applicable statute of limitations.

                   SECTION 8.2. Indemnification Coverage.

                  (a) Notwithstanding the Closing or the delivery of the Interests and regardless of any investigation at any time made by or on behalf of the Buyers or of any knowledge or information that the Buyers may have the Sellers shall indemnify and agree to defend, save and hold the Buyers, the Company and each of their officers, directors, employees, agents and affiliates (other than the Sellers) (collectively, the "Buyer Indemnified Parties") harmless if any such Buyer Indemnified Party shall at any time or from time to lime suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys', consultants' and experts' fees), claim or cause of action (each, a "Loss") arising out of, relating to or resulting from:

                           (i) any breach or inaccuracy in any representation by
the Sellers or the breach of any warranty by the Sellers contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing;

                           (ii) any failure by the Sellers to perform or observe
any term, provision, covenant, or agreement on the part of the Sellers to be performed or observed under this Agreement; and

                           (iii) Legal Proceedings set forth on Schedule 8.2.

                  (b) Notwithstanding the Closing or the delivery of the Interests and regardless of any investigation at any time made by or on behalf of the Sellers or of any knowledge or information that the Sellers may have, the Buyers shall indemnify and agree to defend, save and hold the Sellers and their officers, directors, employees, agents and affiliates (collectively, the "Seller Indemnified Parties") harmless if any such Seller Indemnified Party shall at any time or from time to time suffer any Loss arising out of, relating to, or resulting from:

                           (i) any breach or inaccuracy in any representation by
the Buyers or the breach of any warranty by the Buyers contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing; and

                           (ii) any failure by the Buyers to perform or observe
any term, provision, covenant, or agreement on the part of the Buyers to be performed or observed under this Agreement.

                  (c) The foregoing indemnification obligations shall be subject to the following limitations:

                           (i) the Sellers' aggregate liability under Section
8.2(a) and the Buyers' aggregate liability under Section 8.2(b) shall not, in either case, exceed 75% of the Purchase Price (the "Cap"); provided, however, that the Cap shall not be applicable to breaches under Section 2.2, 2.9 or 4.11 or Losses asserted against the Sellers under Section 8.2(a)(iii);

                           (ii) no indemnification for any Losses asserted
against the Buyers or the Sellers, as the case may be, under Section 8.2(a) or
Section 8.2(b) shall be required unless and until the cumulative aggregate amount of such Losses exceeds $8,000,000 (the "Threshold"), at which point the Sellers or the Buyers, as the case may be, shall be obligated to indemnify the indemnified Party (as hereinafter defined) only as to the amount of such Losses in excess of $1,000,000 (the "Deductible"), subject to the limitation in Section 8.2(c)(i); provided, however, that the Threshold and the Deductible shall not be applicable to breaches under Sections 1.4, 2.2, 2.9 or 4.11 or Losses asserted against the Sellers under Section 8.2(a)(iii);

                           (iii) no indemnification for any Losses asserted
against the Sellers under Section 8.2(a) for a breach or inaccuracy of any representation under Section 2.9 or failure by The Sellers to perform any covenant under Section 4.11 shall be required unless and until the cumulative aggregate amount of such Losses exceeds $50,000, at which point the Sellers shall be obligated to indemnify the Indemnified Party the full amount of such Losses;

                           (iv) the amount of any Losses suffered by a Seller
Indemnified Party or a Buyer Indemnified Party, as the case may be, shall be reduced by any third-party insurance which such party receives in respect of or as a result of such Losses. If any Losses for which indemnification is provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit or recovery, the amount of the reduction shall be remitted to the Indemnifying Party (as hereinafter defined);

                           (v) no claim may be asserted nor may any action be
commenced (A) against the Sellers for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the Sellers describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (it being agreed and understood that if a claim for a breach of a representation or warranty is timely made, the representation or warranty shall survive until the date on which such claim is finally liquidated or otherwise resolved), or (B) against the Buyers for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the Buyers describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (it being agreed and understood that if a claim for a breach of a representation or warranty is timely made, the representation or warranty shall survive until the date on which such claim is finally liquidated or otherwise resolved); and

                           (vi) an Indemnified Party shall not be entitled under
this Agreement to multiple recovery for the same Losses.

                  SECTION 8.3. Procedures. Any Indemnified Party shall notify the Indemnifying Party (with reasonable specificity) promptly after it becomes aware of facts supporting a claim or action for indemnification under this
Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation reasonably necessary to support and verify any Losses associated with such claim or action. Subject to Section 8.2(v), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party's failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice. The Indemnifying Party shall defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party's choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the indemnified Party's choice and shall in any event use its reasonable best efforts to cooperate with and assist the Indemnifying Party. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

                  SECTION 8.4. Remedy. Absent fraud, and except for seeking equitable relief, from and after the Closing the sole remedy of a party in connection with (i) a breach or inaccuracy of the representations, or breach of warranties, in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing, or (ii) any failure by a party to perform or observe any term, provision, covenant, or agreement on the part of such party to be performed or observed under this Agreement, shall, in each case, be as set forth in this Article VIII.

                                   ARTICLE IX.
                            MISCELLANEOUS PROVISIONS

                  SECTION 9.1. Common Facilities. For purposes of this Agreement, it is assumed that the Company's tenant-in-common interest in the Common Facilities is an asset of the Company. It is also understood that any representations (except in Section 2.11(d)) regarding such asset are limited to the Sellers' knowledge.

                  SECTION 9.2. Publicity. On or prior to the Closing Date, neither party shall, nor shall it permit its affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto. Notwithstanding the foregoing, in the event any such press release or announcement is required by law or stock exchange rule to be made by the party proposing to issue the same, such party shall use its reasonable best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

                  SECTION 9.3. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Except as contemplated by Article VIII, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

                  SECTION 9.4. Investment Bankers, Financial Advisors, Brokers and Finders. (a) The Sellers shall indemnify and agree to defend and hold the Buyers and the Company harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Buyers (or any affiliate of the Buyers) by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Sellers or the Company.

                  (b) The Buyers shall indemnify and agree to save and hold the Sellers harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against them by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Buyers.

                  SECTION 9.5. Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of a party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses; provided, however that the Sellers shall be solely responsible for all legal, accounting and other fees, costs and expenses incurred by the Sellers and the Company. The Sellers, as a group, and the Buyers, as a group, shall each bear one-half of the costs of HSR Act filing fees.

                  Section 9.6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the parties at the following addresses:

                   (a) If to the Buyers, to:

                   MidAmerican Energy Holdings Company,
                   KR Holding, LLC, KR Acquisition 1, LLC and KR Acquisition 2, LLC
                   c/o MidAmerican Energy Holdings Company 320 South 36th St. Suite 400
                   Omaha, NE 68131
                   Facsimile:  (402) 231-1658
                   Attention:  Douglas L. Anderson, Esq.

                   with a copy to:

                   Willkie Farr & Gallagher
                   787 Seventh Avenue
                   New York, New York 10019
                   Facsimile:  (212)728-8111
                   Attention:  Peter J. Hanlon, Esq.

                   LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                   125 West 55th St.
                   New York, New York 10019
                   Facsimile:  (212) 424-8500
                   Attention:  William S. Lamb, Esq.

                   (b) If  to the Sellers, to:

                   The Williams Companies, Inc., Williams Gas Pipeline Company, LLC, Williams Western Pipeline Company
                   LLC and Kern River Acquisition, LLC
                   One Williams Center
                   Tulsa, Oklahoma 74172
                   Facsimile:  (918) 573-5942
                   Attention:  William von Glen, Esq.

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   4 Times Square
                   New York, NY 10036
                   Facsimile:  (212) 735-2000
                   Attention:  Nancy A. Lieberman, Esq.

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this
Section 9.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.6.

                  SECTION 9.7. Entire Agreement. This Agreement, together with the Disclosure Schedules and the exhibits hereto, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the Disclosure Schedules, exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

                  SECTION 9.8. Waivers and Amendments. The Sellers, as a group, or the Buyers, as a group, may by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement by the other party; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any of the obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or riot similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto,

                  SECTION 9.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

                  SECTION 9.10. Titles and Headings. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                  SECTION 9.11. Signatures and Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of the Buyers or the Sellers, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                  SECTION 9.12. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity. In no event shall any party hereto be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of this Agreement or the transactions contemplated hereby.

                  SECTION 9.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

                  SECTION 9.14. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "Expansion Projects" means the 2002 Expansion Project, the 2003 Expansion Project and the High Desert Project.

                  (c) "High Desert Project" means the design, construction and placing in service of the additional lateral facilities to the Pipeline described in the Application for Public Convenience and Necessity filed by the Company with the FERC on July 18, 2001 for authority to construct, own and operate the High Desert Lateral, Docket CP 01-405-000.

                  (d) "Material Adverse Effect" means a material adverse effect on the assets, properties, business, operations, net income or financial condition of the Company and its Subsidiaries taken as a whole, or the prospects of the Company and its Subsidiaries taken as a whole as such prospects relate to the Expansion Projects, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; and (ii) any effect resulting from changes in the United States or global economy as a whole, except for such effects which disproportionately impact the Company and its Subsidiaries.

                  (e) "1 Line System" means the nomination and scheduling system software developed internally by the Sellers to replace the Rapids II system.

                  (f) "person" means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

                  (g) "Pipeline" means the natural gas pipelines, lateral lines, Rights of Way, easements, compressors, compressor stations and other related machinery and equipment owned by the Company and used by the Company in the conduct of its business.

                  (h) "2002 expansion Project" means the design, construction and placing in service of the facilities to expand the transportation capacity of the Pipeline as described in the Application for Certificate of Public Convenience and Necessity filed by the Company with the FERC on November 24, 2000 and now pending in Docket CP 01-31-000 for authority to construct, own and operate the 2002 Expansion Project facilities.

                  (i) "2003 Expansion Project" means the design, construction and placing in service of the facilities to expand the transportation capacity of the Pipeline as described in the Application for Certificate of Public Convenience and Necessity filed by the Company with the FERC on August 1, 2001, and now pending in Docket No. CPOI-422-000, for authority to construct, own and operate the 2003 Expansion Project facilities.

                  SECTION 9.15. Consent to Jurisdiction; Exclusive Forum. With respect to any suit, action or proceeding initiated by a party to this Agreement arising out of, under or in connection with this Agreement or the transactions contemplated hereby, each of the Sellers and the Buyers hereby submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware and irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in any such suit, action or proceeding.

                                      MIDAMERICAN ENERGY HOLDINGS COMPANY



                                      By:  Signature Illegible
                                      Title:



                                      KR HOLDINGS, LLC


                                      By:  Signature Illegible
                                      Title:



                                      KR ACQUISITION 1, LLC


                                      By:  Signature Illegible
                                      Title:



                                      KR ACQUISITION 2, LLC


                                      By:  Signature Illegible
                                      Title: